Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of

April 30, 2026

by and among

SHUTTLE PHARMACEUTICALS HOLDINGS, INC.,

as the Acquiror

SHUTTLE MERGER SUB, INC.,

as the Merger Sub

and

UNITED DOGECOIN INC.,

as the Company

ii

iii

Exhibit List

Exhibit A – Form of Securities Purchase Agreement

Exhibit B – Form of Certificate of Designation

iv

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of April 30, 2026, is entered into by and among Shuttle Pharmaceuticals Holdings, Inc., a Delaware corporation (“Acquiror”), Shuttle Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and United Dogecoin Inc., a Delaware corporation (the “Company”). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Article I of this Agreement or as otherwise defined throughout this Agreement.

RECITALS

WHEREAS, the board of directors of Acquiror (the “Acquiror Board”) and the board of directors of the Company (the “Company Board”) have each considered that certain combination of Acquiror and the Company through a merger (the “Merger”) of Merger Sub with and into the Company in accordance with the terms of this Agreement and the DGCL, as a result of which the Company will become a wholly-owned subsidiary of Acquiror (the “Surviving Corporation”);

WHEREAS, the Acquiror Board and the Company Board have each (i) determined that the Merger is fair to, and in the best interests of, their respective corporations and stockholders, (ii) approved and declared advisable this Agreement, the Merger and the actions contemplated by this Agreement, including the authorization of a class of Series B-1 Convertible Preferred Stock, $0.00001 par value per share, of Acquiror, as contemplated by the Certificate of Designation (as defined below) (the “Acquiror Preferred Stock”), and (iii) determined to recommend that the stockholders of their respective corporations vote to approve such matters as are contemplated by this Agreement, including, in the case of the Company, the adoption of this Agreement and, in the case of Acquiror, (A) the approval of the issuance of shares of Acquiror Preferred Stock pursuant to this Agreement and the issuance of shares of Acquiror Series B-2 Preferred Stock (as defined below) pursuant to the PIPE Offering (as defined below), in each case pursuant to Nasdaq Listing Rule 5635(d) (the “Share Issuances”), and (B) approval, to the extent required under the DGCL, of the Charter Amendment;

WHEREAS, for United States federal income tax purposes, (i) it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), or, in the alternative, that the Merger and the PIPE Offering shall be treated as an integrated transaction that qualifies as an exchange of shares of Company Common Stock and cash for shares of Acquiror Preferred Stock within the meaning of Section 351(a) of the Code (the “Intended Tax Treatment”) and (ii) to the extent the Intended Tax Treatment is determined to be a reorganization within the meaning of Section 368(a), this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), and each party hereto shall be a “party to the reorganization” within the meaning of Treasury Regulations Section 1.368-2(g); and

WHEREAS, concurrently with the execution and delivery of this Agreement, certain investors shall have entered into a securities purchase agreement, substantially in the form attached hereto as Exhibit A (the “Securities Purchase Agreement”), representing an aggregate commitment of up to $20,000,000, with a minimum initial closing of $10,000,000.00 to take place no later than the date hereof, pursuant to which such investors have agreed to purchase the number of shares of Series B-2 Preferred Stock and warrants set forth therein immediately prior to the Effective Time (the “PIPE Offering”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, Acquiror, Merger Sub and the Company agree as follows:

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Article I.

CERTAIN DEFINITIONS

Section 1.01 Definitions. As used herein, the following terms shall have the following meanings:

“Acquiror” has the meaning specified in the Preamble hereto.

“Acquiror and Merger Sub Representations” means the representations and warranties of each of Acquiror and Merger Sub expressly and specifically set forth in Article V of this Agreement, as qualified by the Acquiror Disclosure Schedules.

“Acquiror Board” has the meaning specified in the Recitals hereto.

“Acquiror Bylaws” means the bylaws, as amended, of the Acquiror.

“Acquiror Charter” means the Amended and Restated Certificate of Incorporation of the Acquiror, as amended, and any and all Certificates of Designation of the Acquiror thereunder.

“Acquiror Common Stock” means the common stock, par value $0.00001 per share, of the Acquiror.

“Acquiror Disclosure Schedules” means the disclosure schedules of the Acquiror.

“Acquiror Material Adverse Effect” means any event, change, circumstance or development (each an “Effect”) that, individually or in the aggregate with all other Effects, that has had or would reasonably be expected to have (a) a material adverse effect on the financial condition, assets, liabilities, business, or results of operations of Acquiror and Merger Sub, taken as a whole, or (b) a prevention, material delay or material impairment in the ability of Acquiror or Merger Sub to timely consummate the Transactions; provided, however, that, solely with respect to clause (a), none of the following (or the effect of any of the following) shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be an Acquiror Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which Acquiror operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, embargo, civil unrest, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics or other outbreaks of illness or public health events and other force majeure events (including any escalation or general worsening of any of the foregoing Effects); (v) any actions taken or not taken by Acquiror as required by this Agreement; (vi) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions; or (vii) any actions taken, or failures to take action, or such other changes or events, in each case, which the Company has requested or to which it has consented or which actions are contemplated by this Agreement; except in the cases of clauses (i) through (iii), to the extent that Acquiror is disproportionately affected thereby as compared with other participants in the industry in which Acquiror operates.

“Acquiror Organizational Documents” means the Acquiror Charter and Acquiror Bylaws.

“Acquiror Preferred Stock” has the meaning specified in the Recitals hereto.

“Acquiror SEC Reports” has the meaning specified in Section 5.08(a).

“Acquiror Stockholder” means a holder of any Acquiror Common Stock.

“Acquiror Stockholder Meeting” means the annual or special meeting of the Acquiror Stockholders, including any adjournment or postponement thereof, for the purpose of, among other things, considering and, if thought fit, approving the issuance of Acquiror Common Stock underlying Acquiror Preferred Stock and warrants issuable hereunder or pursuant to the PIPE Offering.

“Action” means any claim, action, suit, charge, complaint, assessment, audit, investigation, examination, arbitration, inquiry, dispute, litigation, or proceeding, in each case that is by or before any Governmental Authority.

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“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, the ownership of voting securities, its capacity as a manager, sole or managing member or otherwise, through one or more intermediaries, where “control” means possession, directly or indirectly, of the power to direct the management and policies of such specified Person.

“Agreement” has the meaning specified in the Preamble hereto.

“Antitrust Law” means (a) the HSR Act, the Federal Trade Commission Act, the Sherman Antitrust Act of 1890, the Clayton Antitrust Act, in each case, including the rules and regulations promulgated thereunder, (b) any applicable foreign antitrust Laws and (c) all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Balance Sheet Date” means December 31, 2025.

“Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, Contract, arrangement or other obligation, whether or not in writing and whether or not funded, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), “voluntary employees’ beneficiary associations,” under Section 501(c)(9) of the Code, employment, consulting, retirement, severance, termination pay, change in control, transaction or retention arrangements, deferred compensation, equity or equity-based compensation, incentive compensation, bonus, supplemental retirement, profit sharing, health, medical, welfare, vacation, paid time off, post-termination or retiree health or welfare, cafeteria, fringe or other benefits or remuneration plan, program, policy, practice, agreement, Contract or arrangement or other obligation. The term “Benefit Plan” shall include any plan, program or arrangement provided through a staffing company, temporary employee agency, professional employer organization, or similar company or service provider that provides services or acts as co-employer, including any multiple employer plan.

“Beneficial Ownership Limitation” has the meaning specified in Section 3.07(c).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“CBA” has the meaning set forth in Section 4.11(a)(xiv).

“Certificate of Designation” means the Certificate of Designation of the Acquiror for the Acquiror Preferred Stock, substantially in the form attached hereto as Exhibit B.

“Certificate of Merger” has the meaning specified in Section 2.01.

“Charter Amendment” means an amendment to the Acquiror Charter to effect the Reverse Stock Split.

“Closing” has the meaning specified in Section 2.03.

“Closing Date” has the meaning specified in Section 2.03.

“Code” has the meaning specified in the Recitals hereto.

“Company” has the meaning specified in the Preamble hereto.

“Company Benefit Plan” means any Benefit Plan which is or has been sponsored or maintained by, contributed to or required to be contributed to by, or with respect to or under which any current or potential liability or obligation is borne by, the Company or its current or former ERISA Affiliates.

“Company Board” has the meaning specified in the Recitals hereto.

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“Company Common Stock” means the “Common Stock” of the Company.

“Company Disclosure Schedules” means the disclosure schedules of the Company.

“Company Intellectual Property” means all Owned Intellectual Property and all other Intellectual Property used in or necessary for the business of the Company, as currently conducted.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate with one or more other Effects, (a) is or would be reasonably expected to be materially adverse to the business, financial condition or results of operations of the Company or (b) the ability of the Company to consummate the Transactions; provided, however that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (i) any change in or change in the interpretation of any applicable Laws or GAAP, (ii) any events or conditions generally affecting any industry or geographic area in which the Company operates, (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, embargo, civil unrest, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics or other outbreaks of illness or public health events and other force majeure events (including any escalation or general worsening of any of the foregoing Effects), (v) any actions taken or not taken by any Company as required by this Agreement, (vi) any Effect attributable to the announcement or execution, pendency or consummation of the Merger or the performance of this Agreement (including the impact thereof on relationships with customers, suppliers, licensors, distributors, partners, providers and employees), (vii) any failure to meet any projections, forecasts or budgets; provided that this clause (vii) shall not prevent a determination that any Effect underlying such failure has resulted in a Company Material Adverse Effect, or (viii) any actions taken, or failures to take action, or such other changes or events, in each case, which Acquiror has consented to in writing prior to the taking of, or failure to take, such action, except in the cases of clauses (i) through (iv) to the extent the Company is as a whole materially disproportionately affected thereby as compared with other participants in the industry in which the Company operates.

“Company Option” means an option to purchase shares of Company Common Stock.

“Company Organizational Documents” means the Existing Company Charter and the Existing Company Bylaws.

“Company Permits” has the meaning specified in Section 4.06(c).

“Company Representations” means the representations and warranties of the Company expressly and specifically set forth in Article IV of this Agreement, as qualified by the Company Disclosure Schedules. For the avoidance of doubt, the Company Representations are solely made by the Company.

“Company Software” means all Software with respect to which all Intellectual Property embodied thereby are owned or purported to be owned by the Company.

“Company Stockholder” means, as of any particular time, the holder of Existing Company Stock.

“Company Stockholder Approval” has the meaning specified Section 6.01(b).

“Confidential Information” means any proprietary or confidential information concerning the Company, Acquiror or the business and affairs of either party or information not already generally available to the public.

“Contracts” means any legally binding contracts, agreements, subcontracts, licenses, leases, and purchase orders.

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“Conversion Effective Time” means the time the Acquiror receives all requisite approval (including shareholder approval and Nasdaq approval, as applicable) to enable the holders of Acquiror Preferred Stock to convert the Acquiror Preferred Stock into Acquiror Common Stock in accordance with its terms.

“DGCL” means the General Corporation Law of the State of Delaware, as amended from time to time.

“Digital Asset” means any digital or virtual currency, cryptocurrency, token, coin, or other cryptographically secured digital representation of value or rights that is capable of being transferred, stored, or traded electronically, including bitcoin and any other digital assets that may be earned, mined, acquired, or held by the Company from time to time.

“Effect” has the meaning specified in the definition of “Acquiror Material Adverse Effect.”

“Effective Time” has the meaning specified in Section 2.01.

“Enforceability Exceptions” has the meaning specified in Section 4.02(a).

“Environmental Laws” means all Laws relating to pollution or protection of the environment (including natural resources), health and safety (to the extent relating to management of or exposure to Hazardous Materials), or the use, generation, storage, emission, transportation, disposal or release of or exposure to Hazardous Materials.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation right, phantom stock, restricted stock unit, performance stock unit, restricted stock, profit participation or similar rights) and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to the Company, any other Person that is or has been treated as a single employer with the Company as described Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(l) of ERISA, in each case whether or not engaged in a trade or business.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Company Bylaws” means the bylaws of the Company prior to the Effective Time.

“Existing Company Charter” means the certificate of incorporation of the Company prior to the Effective Time.

“Existing Company Common Stock” means the “Common Stock” of the Company (as defined in the Existing Company Charter).

“Existing Company Preferred Stock” means the “Preferred Stock” of the Company (as defined in the Existing Company Charter).

“Existing Company Stock” means the Existing Company Common Stock and the Existing Company Preferred Stock.

“Financial Derivative/Hedging Arrangement” means any transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any combination of these transactions.

“Financial Statements” has the meaning specified in Section 4.05(a).

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“Form 8-K” has the meaning set forth in Section 8.04(b).

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means any U.S. or foreign federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, arbitrator or arbitral body (public or private), court, tribunal any state-owned or controlled enterprise.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any material, substance or waste that is listed, regulated, or defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under applicable Environmental Laws, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, per- and pol-fluoroalkyl substances, flammable or explosive substances, toxic mold or pesticides.

“Indebtedness” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing as deferred purchase price for property or services, including “earnout” payments (but excluding ordinary trade accounts payable), (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case to the extent drawn), (e) any obligations in the nature of accrued fees, interest, prepayment or other premiums, penalties, termination fees, expenses and other amounts incurred or that would be payable in connection with the prepayment, repayment, redemption, payoff, amendment, modification or supplement of any of the items in the foregoing clauses, (f) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (g) obligations under capitalized leases, (h) obligations net of benefits under all Financial Derivative/Hedging Arrangements, (i) any underfunded pension liability, unfunded deferred compensation plan obligations, and post-retirement health or welfare benefits, (j) any unpaid dividends or distributions declared or payable to any Company Stockholder, (k) any other indebtedness or obligation reflected or required to be reflected as indebtedness in a consolidated balance sheet, in accordance with GAAP, (l) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in the foregoing clauses, and (m) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations (including unreimbursed expenses or indemnification obligations for which a claim has been made); provided, however, that Indebtedness shall not include Taxes or accounts payable to trade creditors in the ordinary course of business that are not past due and accrued expenses arising in the ordinary course of business consistent with past practice.

“Insurance Policies” has the meaning specified in Section 4.20(a).

“Intellectual Property” means all intellectual property rights, as they exist anywhere in the world, whether registered or unregistered, including all: (a) patents and patent applications (including any divisions, continuations, continuations-in-part, reissues, reexaminations and interferences thereof); (b) trademarks, service marks, trade dress, trade names, brand names, logos and corporate names; (c) copyrights, mask works and designs; (d) internet domain names; (e) trade secrets and other intellectual property rights in know-how, technology, inventions (whether patentable or not), processes, procedures, database rights, confidential business information and other proprietary information and rights; and (f) intellectual property rights in Software.

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“Intended Tax Treatment” has the meaning specified in Section 8.03(b).

“Interim Period” has the meaning specific in Section 7.01.

“IT Systems” means all computer hardware (including hardware, firmware, peripherals, communication equipment and links, storage media, networking equipment, power supplies and any other components used in conjunction with such), data processing systems, Software, and all other information technology equipment owned or controlled by, as applicable, the Company and/or used in the operation of the Company business or the Acquiror and/or used in the operation of the Acquiror business.

“Knowledge” shall mean the actual knowledge of (a) in the case of the Company, each of Ryan Trasolini and Padraig Power and (b) in the case of Acquiror, each of Christopher Cooper and Yuying Liang.

“Law” means any statute, law (including common law), act, constitution, treaty, code, ordinance, rule, ruling, regulation or Governmental Order, in each case, of any Governmental Authority. All references to “Laws” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.

“Lease Documents” has the meaning specified in Section 4.18(c).

“Leased Company Properties” has the meaning specified in Section 4.18(b).

“Legacy Business” has the meaning specified in Section 7.06(a).

“Legacy Sub” has the meaning specified in Section 7.06(a).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, easement, right of way, purchase option, right of first refusal, covenant, restriction, security interest, license, title defect, encroachment or other survey defect, or other lien or encumbrance of any kind, except for (a) any restrictions arising under any applicable Securities Laws, and (b) immaterial easements, rights of way, covenants, encumbrances or restrictions that do not materially detract the value of the underlying asset or the use of the asset.

“Material Contracts” has the meaning specified in Section 4.11(a).

“Material Customer” has the meaning specified in Section 4.23(a).

“Material Vendor” has the meaning specified in Section 4.23(b).

“Merger” has the meaning specified in the Recitals hereto.

“Merger Consideration” means the shares of Acquiror Preferred Stock issued pursuant to Section 3.01.

“Merger Sub” has the meaning specified in the Preamble hereto.

“Milestone Event” has the meaning set forth in Section 3.07(b).

“Milestone Event Notice” has the meaning set forth in Section 3.07(c).

“Milestone Issuance” has the meaning set forth in Section 3.07(a).

“Milestone Overage Number” has the meaning set forth in Section 3.07(c).

“Milestone Securities” has the meaning set forth in Section 3.07(a).

“Milestone Shares” means the shares of Acquiror Common Stock issuable to each Company Stockholder pursuant to Section 3.07(a).

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“Minimum Uptime” has the meaning set forth in Section 3.07(b).

“Mining Rigs” has the meaning set forth in Section 3.07(b).

“Molecule Sub” means 1563868 B.C. Ltd., a British Columbia limited company

“Nasdaq” means the Nasdaq Capital Market tier of The Nasdaq Stock Market LLC.

“Open Source Software” means software that is distributed as “free software” (as defined by the Free Software Foundation), “open source software” (meaning software distributed under any license approved by the Open Source Initiative as set forth at www.opensource.org) or under a similar licensing or distribution model (including under a GNU General Public License (GPL), a GNU Lesser General Public License (LGPL), a Mozilla Public License (MPL), a BSD license, an Artistic License, a Netscape Public License, a Sun Community Source License (SCSL), a Sun Industry Standards License (SISL), and/or an Apache License).

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company.

“Permitted Liens” means (a) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, and (i) relate to amounts not yet delinquent or (ii) that are being contested in good faith through appropriate Actions and for which appropriate reserves for the amount being contested have been established in accordance with GAAP on the Financial Statements, (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (c) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions, and for which appropriate reserves have been established in accordance with GAAP on the Financial Statements, (d) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions) of record affecting title to real property that do not, individually or in the aggregate, materially interfere with the occupancy or present uses of such real property, (e) non-exclusive licenses of Intellectual Property, (f) requirements and restrictions of zoning, building and other applicable Laws and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities, which do not materially interfere with the current use or occupancy of any Leased Company Properties, and (g) Liens that do not, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company, taken as a whole.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Personal Information” means any personal information that specifically identifies any individual who has provided information to the Company, including names, addresses, telephone numbers, personal health information, drivers’ license numbers and government-issued identification numbers, as applicable.

“PIPE Offering” has the meaning specified in the Recitals hereto.

“Pre-Funded Warrants” means pre-funded common stock purchase warrants, which shall be exercisable immediately and shall expire when exercised in full, substantially in the form contemplated by the PIPE Offering.

“Premium Cap” has the meaning specified in Section 7.02.

“Press Release” has the meaning set forth in Section 8.04(b).

“Privacy Laws” means any and all Laws applicable to the Company relating to the collection, use, disclosure, transfer, storage, safeguarding and security (both technical and physical) of Personal Information, including, as applicable, the European Union General Data Protection Regulation (“GDPR”) (EU 2016/679).

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“Products” mean any products or services, developed, manufactured, performed, out-licensed, sold, distributed or otherwise made available by or on behalf of the Company, from which the Company has derived previously, is currently deriving, or is scheduled to derive revenue from the sale or provision thereof.

“Proxy Statement” has the meaning specified in Section 8.02(d).

“Public Official” means (a) any director, manager, officer, employee or representative of any Governmental Authority; (b) any director, manager, officer, employee or representative of any commercial enterprise that is owned or controlled by a Governmental Authority; (c) any director, manager, officer, employee or representative of any public international organization; (d) any Person acting in an official capacity for or on behalf of any Governmental Authority; and (e) any political party, party official or candidate for political office.

“Registered IP” has the meaning specified in Section 4.15(a).

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, disclosed financial advisors, disclosed lenders, disclosed debt financing sources and consultants of such Person.

“Required Acquiror Stockholder Proposal” has the meaning specified in Section 4.05(d).

“Reverse Stock Split” means a reverse stock split of the Acquiror Common Stock at a ratio of 1-for-4.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities laws of any state, U.S. federal or foreign jurisdiction and the rules and regulations promulgated thereunder.

“Securities Purchase Agreement” has the meaning specified in the Recitals hereto

“Series B-2” Preferred Stock” means the newly authorized and designated class of Series B-2 Convertible Preferred Stock, $0.000001 par value per share, of the Acquiror, to be issued in the PIPE Offering.

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) all documentation including user manuals and other training documentation relating to any of the foregoing.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the Equity Securities.

“Survival Period” has the meaning specified in Section 10.01.

“Surviving Corporation” has the meaning specified in the Recitals.

“Surviving Representations” means, all of the representations and warranties set forth in Article IV and Article V.

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“Tax” means any federal, state, provincial, territorial, local, foreign and other net income, alternative or add-on minimum, franchise, gross income, adjusted gross income or gross receipts, employment, environmental, unemployment, compensation, utility, social security (or similar), withholding, payroll, ad valorem, transfer, windfall profits, license, branch, excise, severance, production, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, capital gains, goods and services, estimated, sales, use, unclaimed property or escheat obligation, or other tax, governmental fee, duty, charge, impost, or assessment of any kind whatever in the nature of a tax, whether disputed or not, together with any interest, deficiency, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority.

“Tax Authority” means any Governmental Authority with jurisdiction or authority to impose, administer, levy, assess or collect Tax.

“Tax Return” means any return, report, statement, refund, claim, election, disclosure, declaration, information report or return, estimate or other document filed or required to be filed with a Tax Authority with respect to Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Trading Market” means any market or exchange on which the Acquiror Common Stock is listed or quoted for trading on the date in question (including, without limitation, the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, or the OTC Bulletin Board or OTCQB Marketplace operated by OTC Markets Group, Inc. (or any successors to any of the foregoing).

“Transaction Expenses” means any fees, costs and expenses incurred or subject to reimbursement by the Company, Acquiror or Merger Sub, whether accrued for or not, in each case in connection with the Transactions contemplated by this Agreement, including (a) any brokerage fees, commissions, finders’ fees, or financial advisory fees, and, in each case, related costs and expenses, (b) any fees, costs and expenses of counsel, accountants or other advisors or service providers, and (c) with respect to Acquiror and Merger Sub, any fees, costs and expenses or payments related to any transaction bonus, discretionary bonus, change-of-control payment, retention or other compensatory payments made to any employee of the Acquiror or Merger Sub solely as a result or related to (and measured assuming the satisfaction of any other related contingencies such as termination or the passage of time) of the execution of this Agreement or the consummation of the transactions contemplated hereby and thereby (including the employer portion of any payroll, social security, unemployment or similar Taxes imposed with respect thereto). For the avoidance of doubt, no bonus, change-of-control payment, retention or other compensatory payment paid to any manager, officer or employee of the Company shall be a Transaction Expense.

“Transactions” means the transactions contemplated by this Agreement, including the Merger.

“Transfer Taxes” has the meaning specified in Section 8.03(a).

“Treasury Regulations” means the U.S. Treasury Department regulations promulgated under the Code.

Section 1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Schedule,” “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive and (vii) any reference to a Law shall mean such Law as amended.

(b) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments, waivers and other modifications thereto.

(c) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

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(d) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g) The phrases “delivered,” “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than two (2) Business Days prior to the date of this Agreement to the party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such party or its legal counsel via electronic mail or hard copy form.

Article II.

THE MERGER; CLOSING

Section 2.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, with the Company being the Surviving Corporation following the Merger and shall continue its corporate existence under the laws of Delaware as a wholly owned subsidiary of Acquiror, and the separate existence of Merger Sub shall cease. The Merger shall be consummated in accordance with this Agreement and the DGCL and evidenced by a certificate of merger (the “Certificate of Merger”), such Merger to be consummated and effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be agreed by Acquiror and the Company in writing and specified in the Certificate of Merger (the “Effective Time”).

Section 2.02 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the DGCL. Without limiting the generality of the foregoing and subject thereto, by virtue of the Merger and without further act or deed, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.03 Closing. Subject to the satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article IX, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., Eastern time (or at such other time as Acquiror and the Company mutually agree upon, orally or in writing), on a date to be specified by Acquiror and the Company (the “Closing Date”), which shall be no later than the second (2nd) Business Day after satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of such conditions by remote exchange of electronic documents, unless another date or time is agreed to in writing by Acquiror and the Company).

Section 2.04 Organizational Documents of the Company and Acquiror.

(a) At the Effective Time, the Existing Company Charter, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation, until thereafter supplemented or amended as provided therein and in accordance with the DGCL (subject to Section 7.02).

(b) At the Effective Time, the Existing Company Bylaws, as in effect immediately prior to the Effective Time, shall continue to be the bylaws of the Surviving Corporation, until thereafter supplemented or amended in accordance with its terms and the DGCL.

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(c) The Acquiror Charter, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Acquiror, until thereafter supplemented or amended in accordance with its terms and the DGCL.

(d) The Acquiror Bylaws, as in effect immediately prior to the Effective Time, shall be the bylaws of the Acquiror, until thereafter supplemented or amended in accordance with its terms and the DGCL.

Section 2.05 Directors and Officers of Acquiror and the Company.

(a) Persons constituting the officers of the Company prior to the Effective Time shall continue to be the officers of the Surviving Corporation, in their respective capacities, until the earlier of their death, resignation or removal or until their respective successors are duly appointed.

(b) Persons constituting the directors of the Company prior to the Effective Time shall continue to be the directors of the Surviving Corporation, in their respective capacities, until the earlier of their death, resignation or removal or until their respective successors are duly appointed, it being agreed to by the Acquiror that it shall not, as the sole stockholder of the Surviving Corporation, vote or consent in any way to the removal or replacement of any such Persons without their prior written consent. During the Interim Period, such Persons shall have sole and complete authority and control over the business and affairs of the Surviving Corporation, including but not limited to (a) to manage and direct all operations of the Surviving Corporation, (b) control and access to all bank accounts and other financial accounts of the Surviving Corporation, (c) the authority to approve or disapprove all expenditures, obligations, and other commitments of funds, (d) authorize any hiring, termination, or compensation decisions with respect to personnel, and (e) approve the receipt, use, and disbursement of any and all funds or other assets of the Surviving Corporation.

(c) Acquiror shall take such actions as may be reasonably necessary prior to the Effective Time such that (i) Ryan Trasolini and Christopher Cooper shall be appointed to serve as the co-CEO of the Acquiror, effective as of the Effective Time, and (ii) all other officers of the Acquiror prior to the Effective Time shall, as of the Effective Time, continue as the officers of Acquiror in identical positions until the earlier of their death, resignation or removal or until their respective successors are duly appointed.

Article III.

Effect on SECURITIES

Section 3.01 Effect on Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Acquiror, Merger Sub or the holder of any Existing Company Stock:

(a) Conversion of Merger Sub Common Stock. Each share of common stock, $0.00001 par value per share, of Merger Sub, issued and outstanding immediately prior to the Effective Time shall be converted into one (1) validly issued, fully paid and nonassessable share of Company Common Stock.

(b) Consideration for All Other Company Capital Stock. At the Effective Time, (i) each share of Existing Company Stock issued and outstanding immediately prior to the Effective Time shall be canceled and converted into the right to receive a portion of the Merger Consideration, consisting of shares of Acquiror Preferred Stock, as set forth in this Section 3.01(b); and (ii) each holder of such shares shall receive, for each share of Existing Company Common Stock held immediately prior to the Effective Time, a pro rata portion of the Merger Consideration, allocated as follows: a number of duly authorized, validly issued, fully paid and nonassessable shares of Acquiror Preferred Stock, such that, immediately following the Effective Time, the holders of Existing Company Common Stock collectively hold, on an as-converted to Acquiror Common Stock basis and without taking into account any shares of Acquiror Preferred Stock issued or issuable pursuant to the PIPE Offering, 75.65% of the total issued and outstanding equity securities of the Acquiror (calculated on an as converted, fully diluted basis). The shares of Acquiror Preferred Stock issued to holders of Existing Company Common Stock pursuant to this Section 3.01(b), on an as-converted and fully diluted basis, shall collectively represent (i) 50.4% of the equity capital of the Acquiror as of the Closing, and (ii) 68.85% of the equity capital of the Acquiror assuming all of the Milestone Shares have been issued, in each case on an converted, fully diluted basis, taking into account the maximum number of shares of Acquiror Preferred Stock and warrants issued or issuable pursuant to the PIPE Offering. For purposes of this Agreement, the shares of Acquiror Preferred Stock issued pursuant to this Section 3.01 are sometimes referred to as the “Merger Consideration.”

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(c) Cancellation of Treasury Stock. All shares of Existing Company Common Stock that are held in treasury immediately prior to the Effective Time shall be cancelled and shall cease to exist and no stock of Acquiror Preferred Stock or other consideration shall be delivered in exchange therefor.

(d) Company Options. Each Company Option that is outstanding and unexercised as of immediately prior to the Effective Time will be subject to Section 8.7.

Section 3.02 Withholding. Acquiror and the Surviving Corporation and their respective Affiliates and agents shall be entitled to deduct and withhold from any amounts otherwise deliverable or payable under this Agreement such amounts that any such Persons are required to deduct and withhold with respect to any of the deliveries and payments contemplated by this Agreement under the Code or any other applicable Law. To the extent that Acquiror, the Surviving Corporation or their respective Affiliates withholds or deducts such amounts with respect to any Person and properly remits such withheld or deducted amounts to the applicable Governmental Authority, such withheld or deducted amounts shall be treated as having been paid to or on behalf of such Person in respect of which such withholding or deduction was made for all purposes. In the case of any such payment payable to employees of the Company or its Affiliates in connection with the Merger that is properly treated as compensation, the parties shall cooperate to pay such amounts through the Company’s or an Affiliate’s payroll to facilitate applicable withholding.

Section 3.03 No Fractional Shares. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Acquiror Common Stock shall be issued upon the exchange for Existing Company Common Stock pursuant to Section 3.01, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of Acquiror Common Stock. Any fractional share that would otherwise be issued shall be rounded down to the nearest whole share.

Section 3.04 Reverse Stock Split. As soon as practicable after the Closing, the Acquiror shall cause the Charter Amendment to be filed with the Secretary of State of the State of Delaware to implement the Reverse Stock Split, and the Reverse Stock Split shall be effective. Notwithstanding the foregoing, the Acquiror and the Company, in writing, may determine to forego, waive and not effect the Reverse Stock Split, if after the Effective Date the Acquiror remains in compliance with applicable Nasdaq listing standards.

Section 3.05 Equitable Adjustments. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Existing Company Common Stock, Acquiror Common Stock or Acquiror Preferred Stock occurring after the date hereof and prior to the Effective Time, all references herein to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split (including the Reverse Stock Split), stock dividend, reorganization, reclassification, combination, capitalization or other like change. Nothing in this Section 3.05 shall be construed to permit the Company or Acquiror to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 3.06 No Further Ownership Rights in Company Common Stock. All shares of Acquiror Preferred Stock issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Existing Company Common Stock that were outstanding immediately prior to the Effective Time.

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Section 3.07 Milestone Issuances.

(a) Following the Closing, subject to the satisfaction (or waiver) of the conditions set forth herein, the Acquiror shall issue and deliver to the Company Stockholders immediately prior to the Effective Time, for no additional consideration, up to three equal installments of 6,510,219 shares of Acquiror Common Stock in the aggregate (for a total of up to 19,530,657 Milestone Shares in the aggregate if all three Milestone Events are achieved), or, as applicable, Pre-Funded Warrants in lieu thereof in accordance with this Section 3.07. The Acquiror Common Stock and Pre-Funded Warrants, if any, to be issued in the connection with any Milestone Event are collectively referred to herein as the “Milestone Securities”, and each such issuance of Milestone Securities in respect of a Milestone Event is referred to herein as a “Milestone Issuance”. The Acquiror Common Stock issuable either directly in connection with a Milestone Event or upon the exercise of any Pre-Funded Warrants, if any, is referred to herein as the “Milestone Shares”.

(b) Each of the following clauses (i), (ii) and (iii) is a “Milestone Event” for purposes of this Section 3.07. For the avoidance of doubt, each Milestone Event may only be achieved once and shall entitle such Company Stockholders to only one Milestone Issuance in respect thereof, regardless of how many times the conditions described therein may be satisfied: (i) the date upon which the Surviving Corporation or a Subsidiary thereof purchased or purchases an aggregate of 2,000 dogecoin mining rigs (“Mining Rigs”); (ii) the date upon which the Surviving Corporation or a subsidiary thereof achieves a minimum 90% fleet operational uptime (the “Minimum Uptime”) and maintains the Minimum Uptime for any seven (7) consecutive day period, excluding scheduled maintenance windows for servicing and force majeure events, and provided that such date is on or prior to the sixty (60) calendar day anniversary of the commencement of operational uptime of the Mining Rigs; and (iii) the date upon which the Surviving Corporation or a subsidiary thereof executes a binding colocation and hosting agreement securing electrical power and related infrastructure services at a rate not exceeding $0.075 per kilowatt-hour, inclusive of all material operating costs.

(c) Upon the achievement of a Milestone Event, the Acquiror shall, within three (3) Business Days thereafter, provide written notice to each such Company Stockholder (the “Milestone Event Notice”) specifying (i) the Milestone Event that has occurred, (ii) the date of occurrence of such Milestone Event and (iii) such Company Stockholder’s Pro Rata Portion of the Milestone Securities issuable in respect of such Milestone Event. Within three (3) Business Days following delivery of the applicable Milestone Event Notice, subject to the terms and conditions set forth herein, the Acquiror shall issue and deliver to each such Company Stockholder (or its designee) such Company Stockholder’s pro rata portion of the Milestone Securities issuable in respect of such Milestone Event; provided, however, that in the event the number of shares of the Acquiror Common Stock to be issued to such a Company Stockholder (together with such Company Stockholder’s Affiliates, and any Person acting as a group together with such Company Stockholder or any of such Company Stockholder’s Affiliates) in connection with such Milestone Event would otherwise result in such Company Stockholder beneficially owning in excess of 4.99% (or at the Company Stockholder’s election, 9.99% or 19.99%) of the outstanding Acquiror Common Stock immediately after giving effect to the issuance (the “Beneficial Ownership Limitation”), then (i) the number of shares of Acquiror Common Stock otherwise issuable to such Company Stockholder in the Milestone Issuance will be reduced by the minimum number of shares of Acquiror Common Stock (such number, the “Milestone Overage Number”) that would result in such Company Stockholder beneficially owning more than the Beneficial Ownership Limitation of the outstanding Acquiror Common Stock immediately after the Milestone Issuance, and (ii) in lieu of issuing the number of shares of Acquiror Common Stock equal to such Purchaser’s Milestone Overage Number, such Purchaser shall receive Pre-Funded Warrants exercisable for a number of shares of Acquiror Common Stock equal to its Milestone Overage Number, subject to the Beneficial Ownership Limitation.

(d) Notwithstanding anything to the contrary herein, in no event shall Milestone Securities be issued pursuant to this Section 3.07 unless and until the Acquiror obtains approval from its stockholders for the issuance thereof and upon the issuance of Acquiror Common Stock upon the conversion of the Acquiror Preferred Stock in accordance with the listing rules of the Trading Market at the Acquiror Stockholder Meeting.

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Article IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face), the Company represents and warrants to Acquiror and Merger Sub as follows:

Section 4.01 Organization, Standing and Corporate Power.

(a) The Company is a corporation, duly incorporated, and validly existing under the laws of the State of Delaware and has all requisite legal entity power and authority to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Transactions or have a Company Material Adverse Effect. The Company Organizational Documents, as amended to the date of this Agreement and that have been made available to the Acquiror are true, correct and complete and are in effect as of the date of the Agreement and the Company is not in material default under or in material violation of any provision thereunder.

Section 4.02 Corporate Authority; Approval; Non-Contravention.

(a) Including the Company Stockholder Approval, the Company has all requisite corporate or other legal entity power and authority and has taken all corporate or other legal entity action necessary in order to execute, deliver and perform its obligations under this Agreement and, subject to satisfaction of the conditions to Closing contemplated hereby, to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions, have been duly and validly authorized by all necessary corporate consent and authorizations on the part of the Company, and no other corporate actions on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time in effect and by general equitable principles (the “Enforceability Exceptions”)).

(b) The execution, delivery and performance of this Agreement and the consummation of the Transactions, do not, and will not, constitute or result in (i) a breach or violation of, or a default under, the Company Organizational Documents or, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default or change of control under, the creation or acceleration of any obligations under or the creation of a Lien (other than a Permitted Lien) on any of the material assets of the Company pursuant to, any Material Contract to which any member of the Company is a party or, assuming compliance with the matters referred to in Section 4.02(a), under any Law to which the Company is subject (except Laws that are applicable due to the Company’s business, or the Contracts or licenses of the Company), except as disclosed on Schedule 4.02(b) of the Company Disclosure Schedules.

Section 4.03 Governmental Approvals.

(a) No consent of, or registration, declaration, notice or filing with, any Governmental Authority is required by or with respect to the Company in connection with the execution and delivery by the Company of this Agreement or the consummation of the Transactions, except for such consents, registrations, declarations, notices and filings which, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to be material to the Company.

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(b) The Company’s contemplated digital asset mining activities, as currently planned, do not require the Company to be licensed or registered as a money transmitter, broker-dealer, commodities dealer, or investment adviser under applicable Law. The Company has not received written notice from any Governmental Authority alleging that its planned activities violate applicable Law.

Section 4.04 Capitalization; Subsidiaries.

(a) Set forth on Schedule 4.04(a) of the Company Disclosure Schedules is a true, correct and complete list of each holder of issued and outstanding Equity Securities (including notes and other securities convertible into Equity Securities) of the Company and the Equity Securities held by each such holder as of the date hereof. Each of the outstanding Equity Securities of the Company (1) is duly authorized, validly issued, fully paid and nonassessable, (2) was issued in compliance in all material respects with applicable Laws, and (3) was not issued in breach or violation of any preemptive rights or Contract.

(b) Except as set forth in Schedule 4.04(b) of the Company Disclosure Schedules, there are no preemptive or other outstanding rights, options, warrants, phantom interests, conversion rights, equity appreciation rights, profit participation rights, redemption rights, repurchase rights, agreements, arrangements, calls or commitments of any kind that obligate the Company to issue or to sell any Equity Securities of the Company, or any securities or obligations convertible or exchangeable into or exercisable for, valued by reference to or giving any Person a right to subscribe for or acquire, any Equity Securities of the Company or to vote with the Company Stockholders on any matter, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Except as set forth in Schedule 4.04(b) of the Company Disclosure Schedules, the Company is not party to any stockholders agreement, voting agreement or registration rights agreement relating to its Equity Securities.

(c) The Company Common Stock to be issued by the Company in connection with the Transactions, upon issuance in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and will not be subject to any preemptive rights, free and clear of all Liens (other than restrictions on transfer under applicable Securities Laws and the Existing Company Charter).

(d) A list of all the Company’s Subsidiaries is set forth on Schedule 4.04(d) of the Company Disclosure Schedules. Each Subsidiary of the Company is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted, and is duly qualified to do business and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary.

Section 4.05 Financial Statements; Internal Controls.

(a) The unaudited statements of financial position, statements of comprehensive income, statements of changes in stockholders’ equity and statements of cash flows of the Company for the period ended December 31, 2025 (collectively, the “Financial Statements”), were prepared in accordance with the standards, principles and practices specified therein and, subject thereto, in accordance with GAAP and applicable Law as at the Balance Sheet Date, except as otherwise noted therein. The books of account and other financial records of the Company and each Subsidiary of the Company are true and complete in all material respects.

(b) The Financial Statements fairly present in all material respects the assets, liabilities, cash flow and financial condition and results of operations of the Company as of the times and for the periods referred to therein. Since the Balance Sheet Date, the Company has not made any material change in the accounting practices or policies applied in the preparation of the Financial Statements, except as required by applicable Law or GAAP.

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(c) The Company and, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company, has not received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the Knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices and there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the board of directors of the Company or any committee thereof.

(d) The information to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement to be filed by Acquiror with respect to the approval of the Share Issuances (, the “Required Acquiror Stockholder Proposal”), shall not, on the date the Proxy Statement and any amendments or supplements thereto is first filed with the SEC and at the time it is first mailed to Acquiror Stockholders, or at any time thereafter up to and including the Effective Time, contain any untrue statement that, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the Required Acquiror Stockholder Proposals that has become false or misleading.

Section 4.06 Compliance with Laws.

(a) The Company is conducting and has conducted its business in compliance in all material respects with all Laws applicable to it and the Company’s business, properties or other assets.

(b) The Company has not received any written notice (official or otherwise) from any Governmental Authority (i) with respect to an alleged, actual or potential violation and/or failure to comply, in any material respect, with any such applicable Law or (ii) requiring the Company to take or omit any material action to ensure compliance with any such applicable Law.

(c) The Company possesses all permits, approvals, orders, authorizations, consents, licenses, certificates, franchises, accreditations, waivers, identification numbers, exemptions of, or filings or registrations (excluding Intellectual Property registrations and certifications) with, or issued by, any Governmental Authority necessary for the ownership and use of the assets of the Company and the operation of the Company’s business as currently conducted (the “Company Permits”), except where the failure to possess the same has not had or would not, individually or in the aggregate, reasonably be expected to be material to the Company. Except as has not had or would not, individually or in the aggregate, reasonably be expected to be material to the Company, all such Company Permits are valid and in full force and effect, and there are no lawsuits or other proceedings pending before or, to the Knowledge of the Company, threatened by any Governmental Authority that seek the revocation, cancellation, suspension or adverse material modification thereof. Except as has not had or would not, individually or in the aggregate, reasonably be expected to be material to the Company, the Company in not default, and, to the Knowledge of the Company, no condition exists that with notice or lapse of time or both would constitute a default, under the Company Permits.

Section 4.07 Absence of Certain Changes or Events. Since the Balance Sheet Date and through the date hereof, and except as expressly set forth on Schedule 4.07 of the Company Disclosure Schedules or as required by this Agreement, (a) the Company has conducted its businesses in all material respects in the ordinary course (and in a manner consistent with past practice) and (b) there has not been any change, effect, event, circumstance, occurrence or state of facts that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.08 No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against in the Financial Statements or the notes thereto, (b) for liabilities incurred in the ordinary course of business since the Balance Sheet Date, (c) as expressly permitted or contemplated by this Agreement or otherwise incurred in connection with the Transactions, (d) as disclosed on Schedule 4.08 of the Company Disclosure Schedules, (e) contingent liabilities under executory contracts and (f) for liabilities that have been discharged or paid in full in the ordinary course of business, as of the date hereof, the Company does not have any material liabilities of any nature, whether accrued, contingent or otherwise required to be reflected on a consolidated balance sheet prepared in accordance with GAAP consistently applied and in accordance with past practice.

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Section 4.09 Ownership and Control of Digital Assets and Other Property and Equipment.

(a) As of the date hereof, the Company does not hold any material amount of Digital Assets. The Company has not commenced commercial digital asset mining operations and has not received mining rewards prior to the date of this Agreement.

(b) To the extent any, the Company owns, or validly leases, all real property, facilities, and equipment used or intended to be used in its digital asset mining business free and clear of all Liens other than Permitted Liens. All such equipment is owned by the Company and has been acquired in compliance in all material respects with applicable Law.

(c) Upon commencement of digital asset mining operations, any Digital Assets mined or otherwise earned by the Surviving Corporation will be owned exclusively by the Surviving Corporation, and the Surviving Corporation will have sole control over any wallets, private keys, seed phrases, or other credentials necessary to access and transfer such Digital Assets, subject only to customary, temporary arrangements with third-party service providers in the ordinary course of business.

(d) The Company has not yet commenced commercial digital asset mining operations. Other than preparatory activities, including the acquisition of equipment and real property, the Company is not currently operating mining rigs or earning mining rewards. The Company has not received written notice from any Governmental Authority or contractual counterparty alleging that the planned commencement of such operations would violate applicable Law.

(e) To the Knowledge of the Company, there are no pending or publicly announced hard forks, protocol changes, or similar events with respect to the digital asset networks on which the Company intends to mine that would reasonably be expected to materially impair the Company’s contemplated mining operations.

Section 4.10 Litigation.

(a) Except as set forth on Schedule 4.10(a) of the Company Disclosure Schedules, there is no Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries.

(b) Except as set forth on Schedule 4.10(b) of the Company Disclosure Schedules, the Company is not a party to or subject to the provisions of any outstanding Governmental Order (except if generally applicable without the Company being named therein).

Section 4.11 Contracts.

(a) Schedule 4.11(a) of the Company Disclosure Schedules sets forth a true and complete list as of the date hereof of the following types of Contracts to which the Company is a party or is bound (other than any Contracts under which the Company does not have any continuing or potential liability and the Lease Documents set forth on Schedule 4.18(c), Contracts set forth on Schedule 4.25, Company Benefit Plans set forth on Schedule 4.12(a)) (all such Contracts set forth on Schedule 4.11(a), or which are required to be so disclosed, the “Material Contracts”):

(i) each Contract with consideration paid or would reasonably be expected to be payable to the Company of more than $50,000, in the aggregate, over any twelve (12)-month period;

(ii) all distributor, agency, sales promotion, market research, marketing consulting and advertising Contracts or arrangements that are material to the business of the Company;

(iii) all Contracts (excluding Contracts for employment) with management and consultants;

(iv) all bonus and commission plans of the Company with a reasonably expected value in excess of $50,000 in any 12-month period;

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(v) all Contracts involving the payment or payment of royalties or other amounts calculated based upon the revenues or income of the Company or income or revenues related to any Product of the Company to which the Company is a party;

(vi) all Contracts evidencing Indebtedness for borrowed money in an amount greater than $50,000, and any pledge agreements, security agreements or other collateral agreements in which the Company granted to any person a Lien on any of the property or assets of the Company;

(vii) all partnership, joint venture or similar agreement or arrangement, including as may be provided in any letter of intent, memorandum of understanding or agreement in principle;

(viii) all Contracts, including any grant agreements with any economic development corporation, with any Governmental Authority to which the Company is a party, other than any Company Permits;

(ix) all Contracts that (a) limit, or purport to limit, in any material respect, the ability of the Company to compete in any line of business or material business activity or with any Person or in any jurisdiction or during any period of time, excluding customary non-solicitation obligations entered into in the ordinary course of business and confidentiality agreements and agreements that contain customary confidentiality clauses, and (b) that impose “most favored nations” or “most favored supplier” restrictions;

(x) all Contracts that result in any Person or entity holding a power of attorney from the Company;

(xi) all leases or master leases of personal property reasonably likely to result in annual payments of $50,000 or more in a 12-month period;

(xii) any note, mortgage, indenture or other obligation or agreement or other instrument for or relating to indebtedness for borrowed money in excess of $50,000, or any guarantee of third party obligations in excess of $50,000, or any letters of credit, performance bonds or other credit support for the Company;

(xiii) all Contracts for the employment or engagement of any employee, officer, director or other individual service provider that (A) provide for annualized base compensation in excess of $100,000 or (B) are not terminable by the Company on no more than 30 days’ notice and without liability to or financial obligation by the Company;

(xiv) any collective bargaining agreement or other Contract with any labor union, works council, or other labor organization (each, a “CBA”);

(xv) Contracts which involve the license or grant of rights under any Intellectual Property owned by a third party to the Company, or under Company Intellectual Property by the Company to a third party, excluding (A) nondisclosure agreements entered into in the ordinary course of business by the Company; (B) licenses of commercially available and/or off-the-shelf Software (including Software provided as a service) or other standard or commercially available Intellectual Property licensed under shrinkwrap, clickwrap, online terms of use or service or other standard license terms with an aggregate annual license cost of $50,000 or less; (C) Contracts between the Company and its customers entered into in the ordinary course of business in which Company Intellectual Property is licensed on a non-exclusive basis; (D) invention assignment and confidentiality agreements between the Company and its employees and/or independent contractors entered into by the Company in the ordinary course of business on the standard form(s) of such Contract(s) made available to Acquiror; (E) Contracts between the Company and its vendors or suppliers entered into in the ordinary course of business in which the Company has granted a license to the supplier or vendor (i) to use the Company’s trademarks, service marks, or other source identifiers for purposes of indicating that the Company is a customer of the vendor or supplier; (ii) to use feedback, suggestions or ideas provided by the Company to the vendor or supplier; or (iii) to use any Company Intellectual Property for purposes of providing goods or services to or as directed by the Company, and (F) Contracts under which the license or grant of rights is merely incidental to the transaction(s) contemplated by such Contract;

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(xvi) any Contract that is a settlement, conciliation or similar agreement with any Governmental Authority or pursuant to which the Company will have any material outstanding obligation after the date of this Agreement;

(xvii) all Contracts for the development of Intellectual Property for the benefit of the Company (other than invention assignment and confidentiality agreements entered into with employees and contractors of the Company that have provisions relating to confidentiality and assignment of Intellectual Property that are materially similar to the confidentiality and Intellectual Property assignment provisions set forth in the standard form(s) of such agreement(s) used by the Company and made available to Acquiror); and

(xviii) any principal transaction Contract entered into in connection with a completed acquisition or disposition by the Company or any of its Subsidiaries involving consideration in excess of $150,000 of any Person or other business organization, division or business of any Person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner).

(b) Except as set forth on Schedule 4.11(b) of the Company Disclosure Schedules, the Company (i) is not, nor has it received written or, to the Knowledge of the Company, oral notice that any other party to any Material Contract is, except as such may be limited the Enforceability Exceptions, in material violation or material breach of or material default (immediately or upon notice or lapse of time) under or (ii) has not waived or failed to enforce any material rights or material benefits under any Material Contract to which it is a party or any of its properties or other assets is subject. No Material Contract is the subject of a written notice to terminate delivered or communicated in accordance with the terms of any Material Contract, except for any expiration of the term of a Material Contract following the date of this Agreement in accordance with its terms. Each Material Contract is in full force and effect and, subject to the Enforceability Exceptions, is legal, valid and binding on the Company, and, to the Knowledge of the Company, each other party thereto, except as would not be material and adverse to the Company, taken as a whole. Except as set forth on Schedule 4.11(b) of the Company Disclosure Schedules, there is no default under any such Material Contracts by the Company, or, to the Knowledge of the Company, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company, or, to the Knowledge of the Company, any other party thereto, in each case, except as would not be material and adverse to the Company, taken as a whole.

Section 4.12 Employee Benefits.

(a) Schedule 4.12(a) of the Company Disclosure Schedules sets forth an accurate and complete list of each material Company Benefit Plan.

(b) No Company Benefit Plan is or was at any time subject to the Laws of the United States nor any State therein, and no Company Benefit Plan benefits nor at any time benefited any individuals who are or were United States citizens and/or residents or taxpayers. Neither the Company nor any ERISA Affiliate has or had any liability or obligation, contingent or actual, under ERISA or the Code either individually, collectively or as a result of any affiliation with an ERISA Affiliate.

(c) With respect to each Company Benefit Plan, the Company has made available to Acquiror, if applicable (i) a true and complete copy of the plan document and all amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summaries or plan descriptions and summaries of material modifications, (iii) copies of annual reports and/or filings required to be made with any applicable Governmental Authority for the past three (3) plan years and (iv) any material non-routine correspondence from any Governmental Authority with respect to any Company Benefit Plan within the past three (3) years. The Company has no express commitment to modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by applicable Law.

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(d) Neither the Company nor its ERISA Affiliates is, nor will it become obligated, whether under any Company Benefit Plan, employment agreement, consulting agreement, or other arrangement, whether written or unwritten”, to pay separation, severance, termination or similar benefits to any person directly as a result of the Transactions, nor will the Transactions accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual. The Transaction shall not be the direct or indirect cause of any amount paid or payable by the Company or a Subsidiary being classified as an “excess parachute payment” under Section 280G of the Code.

(e) None of the Company Benefit Plans provides, nor does the Company have or reasonably expect to have any obligation to provide health benefits to any current or former employee, officer, director or consultant of the Company after termination of employment or service except as may be required under applicable Law.

(f) Each Company Benefit Plan is and has been within the past six (6) years in compliance, in all material respects, in accordance with its terms and the requirements of all applicable Laws. The Company and its ERISA Affiliates has performed, in all material respects, all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation in any material respect by any party to, any Company Benefit Plan. No Action is pending or, to the knowledge of the Company or its ERISA Affiliates, threatened with respect to any Company Benefit Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company and its ERISA Affiliates, no fact or event exists that could reasonably be expected to give rise to any such Action.

(g) There have been no acts or omissions by the Company or its ERISA Affiliates that have given or could reasonably be expected to give rise to any material fines, penalties, Taxes or related charges under applicable Law for which the Company or its ERISA Affiliates may be liable.

(h) All contributions, premiums or payments required to be made with respect to any Company Benefit Plan have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company, except as would not result in material liability to the Company.

Section 4.13 Labor and Employment.

(a) Schedule 4.13(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of all current employees of the Company, as of a date not more than five (5) days before the Closing Date, including any employee who is on a leave of absence of any nature, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive based compensation; and (vi) the term of their employment (indefinite or definite). As of the date hereof, all compensation, including wages, commissions and bonuses, due and payable to all employees for services performed on or prior to the date hereof, has been paid in full.

(b) Except as set forth on Schedule 4.13(b) of the Company Disclosure Schedules, (i) there are no material Actions pending or, to the knowledge of the Company, threatened in writing against the Company alleging violations of any Law pertaining to labor relations or employment matters, by any of their respective current or former employees, which Actions would be material to the Company, taken as a whole; (ii) the Company is not, nor has the Company been for the past six (6) years, a party to, bound by, or negotiating any collective bargaining agreement or other contract with a union, works council or labor organization applicable to persons employed by the Company, nor, to the knowledge of the Company, is there a union organizing campaign in progress with respect to any such employees; (iii) there are no unfair labor practice complaints pending against the Company before any Governmental Authority; and (iv) for the past two (2) years there has not been, nor, to the knowledge of the Company, has there been threatened in writing, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other material labor dispute affecting any employees of the Company.

(c) The Company is, and for the last six (6) years has been, in compliance in all material respects with all applicable Laws relating to the employment, employment practices, employment discrimination, terms and conditions of employment, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws), immigration, meal and rest breaks, pay equity, workers’ compensation, family and medical leave, and occupational safety and health requirements, including those related to wages, hours, collective bargaining and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Authority and are not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing.

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(d) To the Knowledge of the Company, no current or former employee or independent contractor of the Company is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, non-solicitation agreement, restrictive covenant or other obligation: (i) owed to the Company; or (ii) owed to any third party with respect to such Person’s right to be employed or engaged by the Company. To the Knowledge of the Company, no current employee of the Company with annualized base compensation at or above $250,000, has given notice to the Company that the employee intends to terminate his or her employment prior to the one-year anniversary of the Closing.

(e) The Company has promptly, thoroughly and impartially investigated all sexual harassment, or other unlawful discrimination or unlawful retaliation, complaints made by or against employees of the Company, in each case in connection with their employment with the Company, of which it has been made aware in the past two (2) years. With respect to each such complaint to the extent warranted based on the Company’s investigation, the Company has taken prompt corrective action that is reasonably calculated to prevent further improper action. The Company does not reasonably expect any material liabilities with respect to any such complaints and, to the Knowledge of the Company, there are no such complaints relating to officers, directors, employees, contractors, or agents of the Company relating to their employment with or service to the Company, that, if known to the public, would bring the Company into material disrepute.

(f) Except as would not result in material liability for the Company, in the past six (6) years the Company has fully and timely paid all (i) wages, salaries, wage premiums, commissions, overtime, bonuses, severance and termination payments, fees, and other compensation that has come due and payable to its current or former employees and independent contractors under applicable Laws, Contract or Company policy, and (ii) fines, Taxes, interest, or other penalties for any failure to pay or delinquency in paying such compensation.

Section 4.14 Taxes.

(a) The Company: (i) has duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) has timely paid all material Taxes that are shown as due on such filed Tax Returns and any other material Taxes that the Company is otherwise obligated to pay, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to any of them on or before the Effective Time; (iii) with respect to all material Tax Returns filed by or with respect to them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (iv) do not have any deficiency, audit, examination, investigation or other proceeding in respect of Taxes or Tax matters pending or proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.

(b) The Company is not a party to, bound by or otherwise obligated under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

(c) The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or non-U.S. income Tax Law); (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed on or prior to the Closing Date; or (iii) installment sale made on or prior to the Closing Date; (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date outside of the ordinary course of business; or (v) intercompany item under Treasury Regulation Section 1.1502-13 (or any corresponding or similar provision of U.S. state or local or non-U.S. Law) or excess loss account under Treasury Regulation Section 1.1502-19 (or any corresponding or similar provision of U.S. state or local or non-U.S. Law).

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(d) The Company has withheld and paid to the appropriate Tax Authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, stockholder or other third party and has complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes.

(e) The Company has not been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group of which the Company was the common parent).

(f) The Company does not have material liability for the Taxes of any person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract or otherwise.

(g) The Company does not have any request for a material ruling in respect of Taxes pending between the Company or any Company Subsidiary and any Tax Authority.

(h) The Company has made available to Acquiror true, correct, and complete copies of the income Tax Returns filed by the Company for tax years through 2025.

(i) The Company has not in any year for which the applicable statute of limitations remains open distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j) The Company has not engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(k) No Governmental Authority has asserted in writing or, to the knowledge of the Company, has threatened to assert against the Company any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith.

(l) There are no Tax Liens upon any assets of the Company except for Permitted Liens.

(m) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company: (A) is not a “controlled foreign corporation” as defined in Section 957 of the Code, (B) does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized or (C) is not otherwise subject to taxation in a country other than the country in which it is organized.

(n) The Company is in compliance in all material respects with applicable transfer pricing Laws.

(o) The Company has not taken, and will not take prior to the Closing, any action, and to the Knowledge of the Company, no action has been taken or is currently planned or contemplated, that would, or would reasonably be expected to, cause the Merger to fail to qualify for the Intended Tax Treatment.

(p) Except as set forth in Schedule 4.14(p) of the Company Disclosure Schedules, the Company does not have outstanding any warrants, options, convertible securities or other rights or instruments that, if exercised or converted immediately prior to the Effective Time, would result in the issuance of shares of Existing Company Stock in a manner that would adversely affect the qualification of the Merger for the Intended Tax Treatment or the satisfaction of the continuity of interest requirement under Treasury Regulations Section 1.368-1(e) (to the extent applicable).

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(q) The fair market value of the Merger Consideration (consisting of shares of Acquiror Preferred Stock) to be received by each holder of Existing Company Common Stock in the Merger will be approximately equal to the fair market value of the Existing Company Common Stock surrendered by such holder in exchange therefor. No holder of Existing Company Common Stock has received or will receive, directly or indirectly, any consideration from any party in connection with the Merger other than the Merger Consideration, except for cash paid in lieu of fractional shares, if any, as provided in Section 3.03. No portion of the proceeds of the PIPE Offering shall be paid, distributed, or otherwise transferred, directly or indirectly, to any holder of Existing Company Common Stock in connection with the Transactions.

(r) The Company is not an “investment company” as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

(s) Immediately prior to the Effective Time, the holders of Existing Company Common Stock, together with the PIPE investors (to the extent the Merger and the PIPE Offering are treated as an integrated transaction for purposes of Section 351(a) of the Code), will collectively own, or will be treated as owning for purposes of Section 351(a), at least eighty percent (80%) of (i) the total combined voting power of all classes of stock of Acquiror entitled to vote and (ii) the total number of shares of all other classes of stock of Acquiror, in each case immediately after the Effective Time, within the meaning of Section 368(c) of the Code, if the Merger and the PIPE Offering are treated as an integrated transaction qualifying under Section 351(a) of the Code.

Section 4.15 Intellectual Property.

(a) Schedule 4.15(a) of the Company Disclosure Schedules contains a complete and accurate list of all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications, (iii) copyright registrations and (iv) registered domain names, in each case that are owned by the Company (collectively, “Registered IP”), indicating for each item, as applicable, the registration or application number, the applicable filing jurisdiction and the date of filing or issuance, and registrar. The Company exclusively owns all right, title, and interest in and to the Registered IP, free and clear of any Liens other than Permitted Liens. All assignments and other instruments necessary to establish and perfect the Company’s ownership of the Registered IP have been duly executed and, where recordable, recorded with the applicable Governmental Authority, and the Company is the sole record owner of each item of Registered IP. The Registered IP is subsisting and, excluding any Registered IP which is the subject of an application for registration or issuance, has not been held invalid by any Governmental Authority and is enforceable, in each case, except as would not be material and adverse to the Company, taken as a whole.

(b) The Company solely and exclusively owns all right, title, and interest in and to or is licensed to use or otherwise has the right to use all Company Intellectual Property. All Company Intellectual Property shall be owned or available for use by the Company immediately after the Closing on terms and conditions no less favorable to the Company (and without any material impairment, cancellation, acceleration, termination, price increase, imposition of additional restrictions, or loss of scope) than those under which the Company owned or used such Intellectual Property immediately prior to the Closing, in each case, except as would not be material and adverse to the Company, taken as a whole.

(c) Except as set forth on Schedule 4.15(c) of the Company Disclosure Schedules, to the Knowledge of the Company, (i) the operation of the business of the Company as currently and formerly conducted does not infringe, misappropriate, dilute or otherwise violate, and has not infringed, misappropriated, diluted or otherwise violated, any third-party Intellectual Property, and (ii) to the Knowledge of the Company, no third party infringes, misappropriates, dilutes or otherwise violates on the date of this Agreement, and no third party has infringed, misappropriated, diluted or otherwise violated any material Owned Intellectual Property.

(d) As of the date hereof, there is no Action pending or threatened in writing against the Company (i) challenging the ownership, validity, registrability, patentability, or enforceability of the Owned Intellectual Property (excluding office actions and similar ex-parte proceedings in connection with the prosecution of applications for the registration or issuance of any Intellectual Property) or (ii) asserting that the Company has infringed, misappropriated, diluted or otherwise violated any third-party Intellectual Property.

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(e) The Company has not received any funding from any university or other educational or research center or Governmental Authority. No such university, educational or research center, or Governmental Authority has any rights in or to any Owned Intellectual Property or, to the Knowledge of Company, any other Intellectual Property used in or necessary for the business of the Company as currently conducted.

(f) None of the Company Software is developed, used, distributed or modified under any Open Source Software license in a manner which has or would require any disclosure, licensing or distribution of the source code of any such Company Software to any Person, other than the applicable Open Source Software. The Company has complied, and currently complies, in all material respects with the terms of all applicable Open Source Software licenses.

(g) The Company has taken and takes commercially reasonable actions to maintain, protect and enforce Intellectual Property rights in the trade secrets owned by the Company.

Section 4.16 Data Protection; Data Privacy.

(a) The Company (i) is, and at all times during the past three (3) years has been, in compliance in all material respects with all Privacy Laws, (ii) has not been subject to any regulatory audits, or, to the Knowledge of the Company, investigations by any Governmental Authority relating to Privacy Laws, and (iii) has taken reasonable and appropriate technical and organizational measures to ensure that all Personal Information is protected in all material respects against loss and against unauthorized access, use, modification, disclosure or other use or misuse. To the Knowledge of the Company, there has been no loss, theft or unauthorized access to or misuse of any Personal Information, in each case, that has resulted in, or is reasonably likely to result in, material liability to the Company, taken as a whole.

(b) The Company has not received any written requests, complaints or objections to its collection or use of Personal Information from any data protection authority or third party (including data subjects) that remains unresolved that has resulted in, or is reasonably likely to result in, material liability to the Company, taken as a whole. No individual has been awarded compensation from the Company under any Privacy Laws, and no written claim for such compensation is outstanding.

(c) The Company does not sell, rent or otherwise make available to any Person any Personal Information, except in a manner that complies in all material respects with all applicable Privacy Laws. The execution, delivery and performance of this Agreement and the transactions contemplated hereby (including any transfers of or access to Personal Information in connection therewith) comply, and will comply, in all material respects, with all Privacy Laws and other contractual commitments related to the privacy and security of Personal Information to which the Company is bound, except as would not be material and adverse to the Company, taken as a whole.

(d) The Company and its Subsidiaries have in place, comply with, and take appropriate steps reasonably designed to ensure compliance with their internal and publicly posted policies and procedures relating to data privacy and security and the collection, storage, processing, use, disclosure, handling and analysis of Personal Data (the “Policies”). “Personal Data” means (i) a natural person’s name, street address, telephone number, email address, photograph, social security number, bank information, or customer or account number; (ii) any information which would qualify as “personally identifying information” under the Federal Trade Commission Act, as amended; (iii) “personal data” as defined by GDPR; and (iv) any other piece of information that allows the identification of such natural person, or his or her family, or permits the collection or analysis of any identifiable data related to an identified person’s health or sexual orientation. The Company provides accurate and sufficient notice of its applicable Policies to its customers, employees, third party vendors and representatives as required by Privacy Laws, and such Policies do not contain any material omissions of the Company’s then-current privacy practices. No disclosures made or contained in any of the Policies are or have been inaccurate, misleading, or deceptive in violation of any Privacy Laws, and the execution, delivery and performance of this Agreement will not result in a breach of any Privacy Laws or Policies. Neither the Company nor its Subsidiaries, (i) has received written notice of any actual or potential liability of the Company or its Subsidiaries under, or actual or potential violation by the Company or its Subsidiaries of, any of the Privacy Laws; (ii) is currently conducting or paying for, in whole or in part, any investigation, remediation or other corrective action pursuant to any regulatory request or demand pursuant to any Privacy Law; or (iii) is a party to any order, decree, or agreement by or with any Governmental Authority that imposed any obligation or liability under any Privacy Law.

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Section 4.17 Information Technology.

(a) The IT Systems: (i) operate and perform in material accordance with the requirements of the Company for the operation of its business as currently conducted and are sufficient for the operation of the business as currently conducted and (ii) are free from bugs and other defects, except for defects that have not resulted in, and would not reasonably be expected to result in, material disruption to the business of the Company.

(b) The Company has taken and is taking reasonable and appropriate technical and organizational measures to protect the confidentiality, integrity and security of the IT Systems used in the operation of the business of the Company from any unauthorized use, access, interruption, or modification. Such IT Systems are sufficient for the operation of the business of the Company as currently conducted, including as to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner. The IT Systems include a sufficient number of license seats for all Software licensed by the Company from third parties as necessary for the usage of such Software in the operation of the business of the Company as currently conducted and in compliance with the applicable license terms.

(c) There have been no unauthorized intrusions, failures, breakdowns, security breaches, continued substandard performance, or other adverse events affecting any such IT Systems that have caused any substantial disruption of or interruption in or to the use of such IT Systems or any unauthorized use, misappropriation, modification, encryption, corruption, disclosure, or transfer of any information or data contained therein, in each case, that has resulted in, or is reasonably likely to result in, material liability to the Company. The Company maintains, complies with, and enforces disaster recovery and business continuity plans, procedures and facilities in connection with the operation of the business of the Company that are consistent with industry standards, acts in compliance therewith, and has taken commercially reasonable steps to test such plans and procedures on a periodic basis, and such plans and procedures have been proven effective upon such testing in all material respects.

(d) (i) The Company and its Subsidiaries are, and at all times during the past three years were, in compliance with all applicable data privacy and security laws and regulations, including, as applicable, the European Union General Data Protection Regulation (“GDPR”) (EU 2016/679) (collectively, “Privacy Laws”); (ii) the Company and its Subsidiaries have in place, comply with, and take appropriate steps reasonably designed to ensure compliance with their policies and procedures relating to data privacy and security and the collection, storage, use, disclosure, handling and analysis of Personal Data (the “Policies”); (iii) the Company provides accurate notice of its applicable Policies to its customers, employees, third party vendors and representatives as required by Privacy Laws; and (iv) applicable Policies provide accurate and sufficient notice of the Company’s then-current privacy practices relating to its subject matter, and do not contain any material omissions of the Company’s then-current privacy practices, as required by Privacy Laws. “Personal Data” means (i) a natural person’s name, street address, telephone number, email address, photograph, social security number, bank information, or customer or account number; (ii) any information which would qualify as “personally identifying information” under the Federal Trade Commission Act, as amended; (iii) “personal data” as defined by GDPR; and (iv) any other piece of information that allows the identification of such natural person, or his or her family, or permits the collection or analysis of any identifiable data related to an identified person’s health or sexual orientation. None of such disclosures made or contained in any of the Policies have been inaccurate, misleading, or deceptive in violation of any Privacy Laws and the execution, delivery and performance of this Agreement will not result in a breach of any Privacy Laws or Policies. Neither the Company nor its Subsidiaries, (i) has, to the Knowledge of the Company, received written notice of any actual or potential liability of the Company or its Subsidiaries under, or actual or potential violation by the Company or its Subsidiaries of, any of the Privacy Laws; (ii) is currently conducting or paying for, in whole or in part, any investigation, remediation or other corrective action pursuant to any regulatory request or demand pursuant to any Privacy Law; or (iii) is a party to any order, decree, or agreement by or with any Governmental authority that imposed any obligation or liability under any Privacy Law.

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Section 4.18 Real Property.

(a) The Company does not own any real property.

(b) Schedule 4.18(b) of the Company Disclosure Schedules contains a complete and accurate list by property, city, state and country, of all real property leasehold or subleasehold estates and other rights to possess or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company as of the date of this Agreement (the “Leased Company Properties”). The Company is the sole legal and beneficial owner of a leasehold or subleasehold interest in, or other right to possess or occupy, the Leased Company Properties.

(c) Schedule 4.18(c) of the Company Disclosure Schedules contains a complete and accurate list of all leases, subleases, licenses, concessions, and other Contracts, agreements and leasehold arrangements and all related supplemental documents (collectively, the “Lease Documents”) pursuant to which the Company leases, licenses, subleases or otherwise occupies any Leased Company Property on the date hereof. The Company has delivered to Acquiror a true and complete copy of each such Lease Document. Neither the Company nor, to the Knowledge of the Company, any other party to any Lease Document is in material breach or material default under such Lease Document, and no event has occurred or circumstances exist which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination or acceleration of rent under such Lease Document, by the Company or, to the Knowledge of the Company, any other party thereto.

(d) Each Lease Document is a written agreement in full force and effect, and, subject to the Enforceability Exceptions, is legal, valid, binding and enforceable against the Company that is a party to such Lease Document and, to the Knowledge of the Company, any other party to such Lease Document. The Company has paid the rent and all other sums that are due and payable under such Lease Documents and there are no significant arrears thereunder due and payable by the Company.

(e) To the Knowledge of the Company, there exist no restrictions, covenants or encumbrances which encumber any of the Leased Company Properties and which prevent any of the Leased Company Properties from being used now or in the future for their current use or would prevent, or require consent from a third party as a result of, the consummation of the transactions contemplated by this Agreement or which would be material and adverse to the Company, taken as a whole.

(f) The Company has not, at any time, given any covenant or entered into any agreement in respect of any leasehold real property other than the Leased Company Properties in respect of which any material contingent liability of the Company remains as of the date of this Agreement. The Company has not subleased, licensed or otherwise granted any Person the right to use or occupy any Leased Company Property or any portion thereof, and the Company has not collaterally assigned or granted any other security interest in any Lease Document or any interest therein.

(g) As of the date of this Agreement, to the Knowledge of the Company, there are no material outstanding Actions to which the Company is a party in respect of any of the Leased Company Properties, other than nondelinquent real property assessments affecting the Leased Company Properties. As of the date of this Agreement, the Company’s possession and quiet enjoyment of the Leased Company Property under each Lease Document is not materially disturbed.

Section 4.19 Anti-Bribery; Trade Controls Compliance.

(a) Anti-Bribery. The Company and each of its managers, officers, directors, employees, and to the Knowledge of the Company, agents, and any other Person acting on their behalf, (i) are and have been, in compliance with the anti-bribery Laws and anti-corruption Laws of each jurisdiction in which the Company operates or has operated, including the U.S. Foreign Corrupt Practices Act of 1977, as amended (collectively, “Anti-Bribery Laws”), and (ii) have not paid, given, offered or promised to pay, or authorized or ratified the payment or transfer, directly or indirectly, of any monies or anything of value to any Public Official or other Person, for the purpose of corruptly influencing any act or decision of such Public Official or of a Governmental Authority, or any other Person, to obtain or retain business, to direct business to any Person, or to secure any other improper benefit or advantage. Except as set forth on Schedule 4.19(a), the Company is not subject, and has not been subject, to any Actions or made any disclosures, voluntary or otherwise, to any Governmental Authority relating to the Anti-Bribery Laws.

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(b) Trade Control Compliance. To the Knowledge of the Company, the Company is and has been, in compliance in all respects with all applicable international trade control compliance Laws, including but not limited to: (a) U.S. Laws governing economic sanctions, including those administered by the U.S. Treasury Department’s Office of Foreign Assets Control codified at 31 C.F.R. Part 500 et. seq., and the U.S. Department of State (“Sanctions”); (b) U.S. Laws governing the exportation of goods, technology, software, and services, including the Export Administration Regulations (15 C.F.R. § 730 et seq.), and the International Traffic in Arms Regulations (22 C.F.R. § 120 et seq.); (c) U.S. Laws governing the importation of goods, including laws administered by U.S. Customs and Border Protection; and (d) U.S. Laws governing international boycotts administered by the U.S. Department of Commerce and the Internal Revenue Service (collectively, the “International Trade Laws”). None of the Company and its directors or director equivalents, members, officers, employees, or to the Knowledge of the Company, agents, representatives or other Persons acting on behalf of the Company, (a) have been the target of Sanctions, (b) located, organized, or ordinarily resident in a jurisdiction subject to comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea, so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic regions of Ukraine) (“Embargoed Jurisdiction”), or (c) owned fifty percent (50%) or more, directly or indirectly, individually or in aggregate, by Persons listed in (a) or (b) (collectively, a “Sanctioned Person”). To the Knowledge of the Company, the Company has not engaged in any unlawful dealings or transactions, directly or indirectly, with any Sanctioned Persons. The Company is not subject, and have not been subject to any Actions, or made any disclosures to any Governmental Authority, involving the Company relating to the International Trade Laws. The Company has implemented and administered internal controls, policies and procedures designed, that are reasonably designed to promote compliance with International Trade Laws.

Section 4.20 Insurance.

(a) Schedule 4.20(a) of the Company Disclosure Schedules sets forth a true and complete list of the material current insurance policies or binders maintained by the Company (the “Insurance Policies”). To the Knowledge of the Company, there are no events, circumstances or other liabilities that would reasonably be expected to give rise to a material claim under the Insurance Policies.

(b) Except as has not had or would not, individually or in the aggregate, reasonably be expected to be material to the Company, the Insurance Policies are in full force and effect as of the date of this Agreement with respect to the Company, and the limits thereunder have not been impaired, exhausted or materially diminished.

(c) As of the date hereof, the Company has not received any written or oral notice of cancellation of, a material premium increase (relative to others in the industry in which the Company operates) with respect to, or of a material alteration of coverage under, any Insurance Policy. Except as has not had or would not, individually or in the aggregate, reasonably be expected to be material to the Company, all of the Insurance Policies (i) are valid and binding in accordance with their terms, subject to Enforceability Exceptions and (ii) have not been subject to any lapse in coverage. There are no material claims related to the Company or the assets, business, operations, employees, officers and directors of the Company pending under any such Insurance Policies as to which coverage has been denied or disputed or in respect of which there is an outstanding reservation of rights.

Section 4.21 Competition Regulation. Except as set forth on Schedule 4.21 of the Company Disclosure Schedules, the Company is in compliance with all applicable Antitrust Laws in all material respects. The Company is not a party to any agreement or arrangement with a Governmental Authority under any Antitrust Laws in any jurisdiction in which the Company has assets or carries on or intends to carry on business.

Section 4.22 Environmental Matters. Except as has not had or would not, individually or in the aggregate, reasonably be expected to be material to the Company:

(a) the Company is in material compliance in all respects with all Environmental Laws and all material Company Permits required under Environmental Laws in connection with the operation of the Company’s business or ownership or operation of the Leased Company Properties, which Company Permits have been obtained by the Company and are current and valid, except as such Company Permit would not be material to the Company’s business, taken as a whole;

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(b) there are no Actions or Governmental Orders pending, or to the Knowledge of the Company, threatened, against the Company, nor, to the Knowledge of the Company, has the Company received any written notification of or otherwise been made aware of, any actual or alleged violation of, or liability under, Environmental Laws;

(c) the Company (or to the Knowledge of the Company, any other Person to the extent giving rise to liability for the Company) has not manufactured, generated, treated, stored, disposed or arranged for disposal of, transported, released, exposed any Person to, or owned or operated any property or facility contaminated by, any Hazardous Material under circumstances or in quantities that violate Environmental Laws or which would reasonably be expected to give rise to liability for the Company pursuant to Environmental Laws;

(d) the Company has not commenced mining operations and has not received written notice of any violation of Environmental Laws relating to its ownership of real property or mining equipment or its planned energy usage; and

(e) the Company has furnished to the Acquiror copies of all material environmental reports, assessments and audits in its possession or reasonable control relating to the Company’s compliance with Environmental Laws or the environmental condition of the real property operated or leased by the Company in connection with its business.

Section 4.23 Customers and Suppliers.

(a) Schedule 4.23(a) of the Company Disclosure Schedules sets forth a true, correct and complete list, as of the date of this Agreement, of the 10 largest customers of the Company (each, a “Material Customer”) for the period ended December 31, 2025, measured by the amount of revenue received by the Company during such period. Except as set forth on Schedule 4.23(a) of the Company Disclosure Schedules, as of the date hereof, the Company has not since the Balance Sheet Date received any written, or to the Knowledge of the Company, oral notice that any Material Customer has cancelled, materially decreased or otherwise materially modified, or intends to cancel, materially decrease or otherwise materially modify, its relationship with the Company.

(b) Schedule 4.23(b) of the Company Disclosure Schedules sets forth a complete and correct list, as of the date of this Agreement, of the 10 largest vendors, suppliers, third-party service providers and other similar business relations of the Company (each, a “Material Vendor”) during the year ended December 31, 2025, measured by the amount of expenditure by the Company during such period. Except as set forth in Schedule 4.23(b) of the Company Disclosure Schedules, the Company has not as of the Balance Sheet Date received any written, or to the Knowledge of the Company, oral notice that any Material Vendor has cancelled, terminated or otherwise materially modified, or intends to cancel, terminate or otherwise materially modify its relationship with the Company.

Section 4.24 Brokers. Except as set forth on Schedule 4.24 of the Company Disclosure Schedules, no broker, investment banker, financial advisor or other Person, the fees and expenses of which will be paid by the Company pursuant to an engagement letter entered into therewith, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

Section 4.25 Affiliate Agreements. Except as set forth on Schedule 4.25 of the Company Disclosure Schedules, the Company is not party to any transaction, agreement, arrangement or understanding with any (a) present or former executive officer or director of the Company, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of five (5%) percent or more of the capital stock or equity interests of the Acquiror, Merger Sub or the Company or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing.

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Section 4.26 Assets. The Company owns or leases, and has good, valid and marketable title to, all tangible assets necessary for the conduct of its businesses as presently conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. No asset of the Company is subject to any Lien.

Section 4.27 No Other Representations or Warranties. The representations and warranties made by the Company in this Article IV are the exclusive representations and warranties made by the Company in connection with this Agreement and the Transactions. Except for the representations and warranties contained in this Article IV, neither the Company, nor any other Person, has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company, to the accuracy or completeness of any information regarding the Company available to the other parties or their respective Representatives and expressly disclaims any such other representations or warranties. Acquiror and Merger Sub acknowledge and agree that it is not relying on any representation or warranty of the Company or any other Person other than the representations and warranties expressly set forth in this Agreement. Without limiting the foregoing, Acquiror and Merger Sub acknowledge and agree that neither the Company nor any other Person makes or has made any representation or warranty with respect to any financial projections, forecasts, estimates, budgets or prospective information, or with respect to any information, materials or analyses (including any management presentations, “data room” materials or diligence materials) made available in connection with the negotiation or consummation of the Transactions. Notwithstanding the foregoing, nothing in this Agreement (including this Section 4.27) shall limit or restrict (i) any liability for fraud with respect to the making of the representations and warranties expressly set forth in this Agreement, or (ii) any rights or obligations arising under applicable federal securities Laws.

Article V.

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Except as set forth in the Acquiror Disclosure Schedules (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face) or in the Acquiror SEC Reports filed or furnished by Acquiror on or before the date of this Agreement (excluding (i) any disclosures in such Acquiror SEC Reports under the headings “Risk Factors” or “Forward-Looking Statements” and other disclosures that are predictive, cautionary or forward looking in nature and (ii) any exhibits or other documents appended thereto), each of Acquiror and Merger Sub, jointly and severally, represents and warrants to the Company as follows:

Section 5.01 Organization, Standing and Corporate Power.

(a) Each of Acquiror and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of formation and has all requisite corporate power and authority to carry on its business as now being conducted. Merger Sub has no assets or operations other than those required to effect the Transactions contemplated hereby. Acquiror is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except as would not have an Acquiror Material Adverse Effect.

(b) Merger Sub is a corporation duly organized, validly existing and in good standing under the Law of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Other than Merger Sub and Molecule Sub, Acquiror has no other Subsidiaries or any equity or other interests in any other Person.

(c) Acquiror has provided to the Company a true, complete and correct copy of the Acquiror Organizational Documents and the certificate of incorporation and bylaws of Merger Sub and there are no other Contracts which would amend, supplement or relate to the subject matters described in the Acquiror Organizational Documents or the certificate of incorporation and bylaws of Merger Sub, provided however, that the Acquiror will file the Charter Amendment with the Secretary of State of the State of Delaware to amend the Acquiror Charter to implement the Reverse Stock Split in accordance with Section 3.04.

(d) There are no outstanding powers of attorney executed on behalf of Acquiror or Merger Sub.

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Section 5.02 Corporate Authority; Approval; Non-Contravention; Government Approvals.

(a) Each of Acquiror and Merger Sub has the requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement, and subject to satisfaction of the conditions to Closing contemplated hereby, to consummate the Transactions. The execution, delivery and performance by Acquiror and Merger Sub of this Agreement and the consummation by it of the Transactions, have been duly and validly authorized by all necessary corporate consent and authorizations on the part of Acquiror and Merger Sub. This Agreement has been duly executed and delivered by Acquiror and Merger Sub and, assuming due authorization, execution and delivery hereof by the other parties, is a legal, valid and binding obligation of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms (subject to the Enforceability Exceptions).

(b) The execution, delivery and performance of this Agreement and the consummation of the Transactions do not, and will not, constitute or result in (i) a breach or violation of, or a default under, the Acquiror Organizational Documents or any organizational documents of Merger Sub or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of Acquiror or Merger Sub pursuant to, any Contract to which Acquiror or Merger Sub is a party or, assuming compliance with the matters referred to in Section 5.02(a), under any Law to which Acquiror or Merger Sub is subject, except (in the case of clause (ii) above) for such violations, breaches or defaults which has not had or would not, individually or in the aggregate, be expected to materially impair, delay or prohibit the ability of Acquiror or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions.

(c) No consent of, or registration, declaration, notice or filing with, any Governmental Authority is required by or with respect to Acquiror or Merger Sub in connection with the execution and delivery by Acquiror or Merger Sub of this Agreement or the consummation of the Transactions contemplated by this Agreement, except for (i) the filing with the SEC of (A) the Proxy Statement and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement or the transactions contemplated hereby, (ii) filing of the Certificate of Designation, (iii) filing of the Charter Amendment, (iv) filing of the Certificate of Merger or (v) such other consents, registrations, declarations, notices and filings which, if not obtained or made, would not have an Acquiror Material Adverse Effect.

Section 5.03 Compliance with Laws. Acquiror and Merger Sub are, and since their respective dates of incorporation, have been, operating in all material respects in a manner that is customary for businesses similar to Acquiror and Merger Sub and as described in the Acquiror SEC Reports, and each of Acquiror and Merger Sub is conducting and, since their respective dates of incorporation, has conducted its business in material compliance with all Laws, and to the Knowledge of Acquiror, no notices have been received by either Acquiror or Merger Sub from any Governmental Authority or any other Person alleging an uncured material violation of any Law.

Section 5.04 Employee Benefit Plan. Except as set forth on Schedule 5.04 of the Acquiror Disclosure Schedules, neither Acquiror nor Merger Sub maintains or contributes to any Benefit Plan. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in combination with another event) will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any shareholder, stockholder, director, officer or employee of Acquiror or Merger Sub, or (ii) result in the acceleration, vesting or creation of any rights of any shareholder, director, officer or employee of Acquiror or Merger Sub to payments or benefits or increases in any existing payments or benefits or any loan forgiveness.

Section 5.05 Indebtedness. As of the date hereof, Acquiror does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness.

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Section 5.06 Taxes.

(a) Each of Acquiror and Merger Sub is and has at all times since its date of formation been, treated as a corporation for U.S. federal income tax purposes.

(b) Each of Acquiror and Merger Sub has timely filed with the appropriate Tax Authority, or has caused to be timely filed on its behalf (taking into account any valid extension of time within which to file), all material Tax Returns required to be filed by it, and all such Tax Returns were and are true, correct and complete in all material respects and were prepared in compliance in all material respects with all applicable Laws. Each of Acquiror and Merger Sub has timely paid all material amounts of Taxes due and payable (whether or not shown on any Tax Return), other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(c) Each of Acquiror and Merger Sub, as applicable, has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and Tax information reporting, collection and retention and has, within the time and in the manner prescribed by applicable Laws, (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, stockholder or any other third party, and (ii) timely remitted such amounts required to have been remitted to the appropriate Tax Authority.

(d) No claim, assessment, deficiency or proposed adjustment for any Tax has been asserted or assessed by any Tax Authority against Acquiror or Merger Sub that remains unresolved or unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(e) There is no Tax audit, examination or other Action of Acquiror or Merger Sub presently in progress, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of Acquiror or Merger Sub.

(f) Neither Acquiror nor Merger Sub is or has been (i) a party to any Tax sharing, indemnification, allocation or similar agreement or arrangement (excluding any commercial contract entered into in the ordinary course of business and not primarily related to Taxes), (ii) a member of an affiliated, consolidated, combined, unitary or similar Tax group (other than any such Tax group the common parent of which was the Company), or (iii) a party to any “listed transaction” under Treasury Regulations Section 1.6011-4(b) (2) (or any similar or corresponding provision of U.S. state or local or non-U.S. Law).

(g) Acquiror and Merger Sub do not have any liability for Taxes of any other Person as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of U.S. state or local or non-U.S. Law), as a transferee or successor, or by operation of Law.

(h) Acquiror and Merger Sub will not be required to include any material item of income in, or exclude any material deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting, or use of an improper method of accounting, for a taxable period (or portion thereof) ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state or local or non-U.S. Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date outside of the ordinary course of business; or (v) intercompany item under Treasury Regulation Section 1.1502-13 (or any corresponding or similar provision of U.S. state or local or non-U.S. Law) or excess loss account under Treasury Regulation Section 1.1502-19 (or any corresponding or similar provision of U.S. state or local or non-U.S. Law).

(i) There are no Liens for Taxes on any assets of either Acquiror or Merger Sub other than Permitted Liens.

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(j) No written claims have ever been made by any Tax Authority in a jurisdiction where Acquiror and Merger Sub do not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(k) Neither Acquiror or Merger Sub has been either a “distributing corporation” or a “controlled corporation” within the respective meanings of such terms under Code Section 355(a)(1)(A) in a distribution of stock qualifying under Code Section 355 (i) in the two years before the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” within the meaning of Code Section 355(e) in conjunction with the Transactions.

(l) The Acquiror is not and has never been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2).

(m) The Merger Sub has been formed solely for the purpose of effecting the transactions contemplated under this Agreement and has not engaged in any activity other than activity consistent with this purpose.

(n) Neither Acquiror nor Merger Sub has taken or agreed to take any action not contemplated by this Agreement that would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(o) To the Knowledge of Acquiror, no facts or circumstances exist that would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(p) Acquiror is not an “investment company” as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

(q) Following the Closing, Acquiror intends to continue the historic business of the Company or to use a significant portion of the Company’s business assets in a business, in each case within the meaning of Treasury Regulations Section 1.368-1(d).

(r) The Acquiror Preferred Stock to be issued as Merger Consideration constitutes “stock” of the Acquiror for purposes of Section 368(a) of the Code and qualifies as “voting stock” within the meaning of Section 368(a)(1)(B) of the Code to the extent required for the Merger to qualify as a reorganization under Section 368(a), and constitutes “stock” within the meaning of Section 351(a) of the Code to the extent the Merger and the PIPE Offering are treated as an integrated transaction qualifying under Section 351(a).

(s) Neither Acquiror nor Merger Sub has any plan or intention, as of the date of this Agreement, to, following the Closing: (i) reacquire any of the Acquiror Preferred Stock (or shares of Acquiror Common Stock issued or issuable upon conversion of Acquiror Preferred Stock) issued as Merger Consideration or issued to PIPE investors pursuant to the PIPE Offering; (ii) liquidate the Surviving Corporation; (iii) merge the Surviving Corporation with or into any other Person or cause the Surviving Corporation to merge with or into any other Person; (iv) sell or otherwise dispose of the stock of the Surviving Corporation; or (v) cause the Surviving Corporation to sell or otherwise dispose of any of its assets or properties, except in each case (A) in the ordinary course of business or (B) for assets that Acquiror reasonably determines to be obsolete or to be no longer useful in the business of the Surviving Corporation; in each case of (i) through (v), in a manner that would cause the Merger to fail to qualify for the Intended Tax Treatment.

(t) Immediately following the Effective Time, assuming the Merger and the PIPE Offering are treated as an integrated transaction for purposes of Section 351(a) of the Code, the transferors of property to Acquiror in the Merger and the PIPE Offering taken together will be in “control” of Acquiror within the meaning of Section 368(c) of the Code (i.e., will own at least eighty percent (80%) of the total combined voting power of all classes of Acquiror stock entitled to vote and at least eighty percent (80%) of the total number of shares of all other classes of Acquiror stock). Acquiror shall not issue any shares of Acquiror stock (other than shares issued as Merger Consideration and shares issued pursuant to the PIPE Offering) between the date hereof and the Effective Time in a manner that would cause the transferors in the integrated Merger and PIPE Offering transaction to fail to satisfy the control requirement of Section 368(c) of the Code.

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(u) The transfer of Acquiror’s pre-Closing assets and liabilities to Legacy Sub pursuant to Section 7.06(a) shall be structured and effected in a manner that does not adversely affect the qualification of the Merger for the Intended Tax Treatment, including by not causing a violation of the continuity of business enterprise requirement under Treasury Regulations Section 1.368-1(d) or causing any other disqualification of the Merger under Section 368(a) of the Code. Following the Closing, the Surviving Corporation shall continue the historic business of the Company, or shall use a significant portion of the Company’s historic business assets in a business, within the meaning of Treasury Regulations Section 1.368-1(d), and the transfer of assets to Legacy Sub shall not impair such continuity.

(v) The warrants to be issued to PIPE investors pursuant to the PIPE Offering with 50% warrant coverage shall not be issued to, or for the benefit of, any holder of Existing Company Common Stock and shall not constitute consideration paid to any holder of Existing Company Common Stock in connection with the Merger. No portion of the PIPE Offering proceeds, and no warrants issued pursuant to the PIPE Offering, shall be distributed or paid, directly or indirectly, to any holder of Existing Company Common Stock in connection with the Transactions.

Section 5.07 Brokers. No broker, investment banker, financial advisor or other Person, other than those set out in Schedule 5.07 of the Acquiror Disclosure Schedules, the fees and expenses of which will be paid by Acquiror or Merger Sub pursuant to an engagement letter entered into therewith, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Acquiror, Merger Sub or any of their Affiliates.

Section 5.08 Acquiror SEC Reports; Financial Statements; Sarbanes-Oxley Act.

(a) Acquiror has filed or furnished in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC since January 1, 2025, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Acquiror SEC Reports”). The Acquiror SEC Reports are publicly available. The Acquiror SEC Reports were prepared in accordance with the requirements of applicable securities Laws and do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading. Acquiror maintains internal controls sufficient to provide reasonable assurance regarding the reliability of financial reporting. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the Acquiror SEC Reports (collectively, the “Acquiror Financial Statements”) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC), fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended, and are consistent in all material respects with the books and records of Acquiror.

(b) Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror and other material information required to be disclosed by Acquiror in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Acquiror’s management, including its principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act.

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(c) Except as may be disclosed in the Acquiror SEC Reports, Acquiror has established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act). Such internal control over financial reporting is sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with GAAP.

(d) As of the date hereof, there are no outstanding comments from the SEC with respect to the Acquiror SEC Reports. To the Knowledge of Acquiror, none of the Acquiror SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.09 Business Activities; Absence of Changes.

(a) There is no agreement, commitment or Governmental Order binding upon Acquiror or to which Acquiror is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had an Acquiror Material Adverse Effect on the ability of Acquiror or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions.

(b) Other than Merger Sub, Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. At all times from inception through the date of this Agreement, the business and operations of Acquiror have been conducted exclusively through Acquiror.

(c) There is no liability, debt or obligation against Acquiror or Merger Sub, except for (i) liabilities and obligations reflected or reserved for on Acquiror’s audited consolidated balance sheet as of December 31, 2025, or disclosed in the notes thereto, or (ii) that have arisen since the date of Acquiror’s audited consolidated balance sheet as of December 31, 2025, in the ordinary course of the operation of business of the Acquiror and Merger Sub and disclosed in Schedule 5.09(c). Acquiror is not a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Parent, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as described in Item 303 of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Acquiror’s published financial statements or other Acquiror SEC Reports.

(d) Since its organization, Merger Sub has not conducted any business activities other than activities directed toward the accomplishment of the Merger. Except as set forth in Merger Sub’s organizational documents, there is no agreement, commitment, or Governmental Order binding upon Merger Sub or to which Merger Sub is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Merger Sub or any acquisition of property by Merger Sub or the conduct of business by Merger Sub as currently conducted or as contemplated to be conducted as of the Closing other than such effects which have not had and would not reasonably be expected to have an Acquiror Material Adverse Effect.

(e) Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(f) Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the Merger and has no, and at all times prior to the Effective Time except as contemplated by this Agreement, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(g) (i) Since the date of Acquiror’s incorporation, there has not been any change, development, condition, occurrence, event or effect relating to the Acquiror or Merger Sub that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, an Acquiror Material Adverse Effect and (ii) from December 31, 2025, through the date of this Agreement, Acquiror and Merger Sub have not taken any action that would require the consent of the Company if such action had been taken after the date hereof.

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(h) Acquiror is not and has never been a shell company and/or “blank check company” as such term is defined by Rule 419 of the Securities Act.

Section 5.10 Data Protection; Data Privacy.

(a) The Acquiror has not received any written requests, complaints or objections to its collection or use of Personal Information from any data protection authority or third party (including data subjects) that remains unresolved that has resulted in, or is reasonably likely to result in, material liability to the Acquiror, taken as a whole. No individual has been awarded compensation from the Acquiror under any Privacy Laws, and no written claim for such compensation is outstanding.

(b) The Acquiror does not sell, rent or otherwise make available to any Person any Personal Information, except in a manner that complies in all material respects with all applicable Privacy Laws. The execution, delivery and performance of this Agreement and the transactions contemplated hereby (including any transfers of or access to Personal Information in connection therewith) comply, and will comply, in all material respects, with all Privacy Laws and other contractual commitments related to the privacy and security of Personal Information to which the Acquiror is bound, except as would not be material and adverse to the Acquiror, taken as a whole.

Section 5.11 Information Technology.

(a) The IT Systems: (i) operate and perform in material accordance with the requirements of the Acquiror for the operation of its business as currently conducted and are sufficient for the operation of the business as currently conducted and (ii) are free from bugs and other defects, except for defects that have not resulted in, and would not reasonably be expected to result in, material disruption to the business of the Acquiror.

(b) The Acquiror has taken and is taking reasonable and appropriate technical and organizational measures to protect the confidentiality, integrity and security of the IT Systems used in the operation of the business of the Acquiror from any unauthorized use, access, interruption, or modification. Such IT Systems are sufficient for the operation of the business of the Acquiror as currently conducted, including as to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner. The IT Systems include a sufficient number of license seats for all Software licensed by the Acquiror from third parties as necessary for the usage of such Software in the operation of the business of the Acquiror as currently conducted and in compliance with the applicable license terms.

Section 5.12 Litigation. Except as set forth in the Acquiror SEC Reports, as of the date of this Agreement, there are no Actions pending or, to the Knowledge of the Acquiror, threatened against the Acquiror, any director, officer or employee of the Acquiror (in their capacity as such), or that would reasonably be expected to prevent or materially delay the consummation of the Merger. There are no Actions pending or threatened by Acquiror against any other Person.

Section 5.13 No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, Acquiror and its Affiliates acknowledge and agree that Acquiror has made its own investigation of the Company and that neither the Company nor any of its Affiliates or any of their respective directors, officers, employees, stockholders, partners, members, agents or Representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company.

Section 5.14 Capitalization.

(a) As of the date hereof, the authorized capital stock of Acquiror consists of (i) 100,000,000 shares of Acquiror Common Stock, of which 5,591,290 shares of Acquiror Common Stock are issued and outstanding as of the date of this Agreement and (ii) 20,000,000 preferred shares of Acquiror, par value $0.00001, and no preferred shares are issued and outstanding as of the date of this Agreement (the “Outstanding Preferred Stock”). All of the issued and outstanding shares of Acquiror Common Stock and Outstanding Preferred Stock (1) have been duly authorized and validly issued and are fully paid and nonassessable, (2) were issued in compliance in all material respects with applicable Law, (3) were not issued in breach or violation of any preemptive rights or Contract and (4) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Code Section 83.

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(b) Except for this Agreement and except as disclosed in Schedule 5.13(b)(i) of the Acquiror Disclosure Schedules, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for Acquiror Common Stock or the equity interests of Acquiror, or any other Contracts to which Acquiror is a party or by which Acquiror is bound obligating Acquiror to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Acquiror, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Acquiror. Except as disclosed in Schedule 5.13(b)(ii) of the Acquiror Disclosure Schedules, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any securities or equity interests of Acquiror. There are no outstanding bonds, debentures, notes or other indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Acquiror Stockholders may vote. Except as disclosed in Schedule 5.13(b)(iii) of the Acquiror Disclosure Schedules, Acquiror is not a party to any stockholders agreement, voting agreement or registration rights agreement relating to Acquiror Common Stock or any other equity interests of Acquiror. Other than Merger Sub, Acquiror does not own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person. There are no securities or instruments issued by or to which the Acquiror is a party containing anti-dilution or similar provisions that will be triggered by the consummation of the transactions contemplated by this Agreement that have not been or will not be waived on or prior to the Closing Date.

(c) All of the issued and outstanding Equity Securities of Merger Sub are held by Acquiror as of the date of this Agreement. All outstanding Equity Securities of such Merger Sub are validly issued, fully paid and non-assessable, and are not subject to preemptive rights or any other Liens (other than Liens arising pursuant to applicable Securities Laws).

Section 5.15 Nasdaq Quotation. The issued and outstanding shares of Acquiror Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “SHPH.” Except as disclosed in Schedule 5.14 of the Acquiror Disclosure Schedules, Acquiror is in compliance in all material respects with the rules of the Nasdaq and there is no action or proceeding pending or, to the Knowledge of Acquiror, threatened against Acquiror by Nasdaq, the Financial Industry Regulatory Authority or the SEC with respect to any intention by such entity to deregister the Acquiror Common Stock or terminate the listing of Acquiror Common Stock on Nasdaq. None of Acquiror or its Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Common Stock under the Exchange Act except as contemplated by this Agreement.

Section 5.16 Affiliate Agreements. Except as disclosed in the Acquiror SEC Reports, neither of the Acquiror nor Merger Sub is a party to any transaction, agreement, arrangement or understanding with any (a) present or former executive officer or director of either of the Acquiror or Merger Sub, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of five (5%) percent or more of the capital stock or equity interests of Acquiror or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing.

Section 5.17 Anti-Bribery; Economic Sanctions.

(a) Since their respective dates of incorporation, Acquiror and Merger Sub have complied with all applicable Anti-Bribery Laws. Since their respective dates of incorporation, neither Acquiror nor Merger Sub, nor to the Knowledge of the Acquiror, any of their respective Representatives, have directly or indirectly paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any Public Official for the purpose of influencing any act or decision of such official or of any Governmental Authority to obtain or retain business, or direct business to any person or to secure any other improper benefit or advantage.

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(b) Neither Acquiror nor Merger Sub are Sanctioned Persons or located, organized, or ordinarily reside in an Embargoed Jurisdiction.

(c) Acquiror and Merger Sub maintain in effect written policies, procedures and internal controls, including an internal controls system, that are reasonably designed to promote compliance with applicable International Trade Laws and Anti-Bribery Laws.

Section 5.18 Labor and Employment.

(a) Except as set forth on Schedule 5.17(a) of the Acquiror Disclosure Schedules, (i) there are no material Actions pending or, to the knowledge of the Acquiror, threatened in writing against the Acquiror alleging violations of any Law pertaining to labor relations or employment matters, by any of their respective current or former employees, which Actions would be material to the Acquiror, taken as a whole; (ii) the Acquiror is not, nor has the Acquiror been for the past two (2) years, a party to, bound by, or negotiating any collective bargaining agreement or other contract with a union, works council or labor organization applicable to persons employed by the Acquiror, nor, to the knowledge of the Acquiror, is there a union organizing campaign in progress with respect to any such employees; (iii) there are no unfair labor practice complaints pending against the Acquiror before any Governmental Authority; and (iv) for the past two (2) years there has not been, nor, to the knowledge of the Acquiror, has there been threatened in writing, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other material labor dispute affecting any employees of the Acquiror.

(b) The Acquiror is, and for the last two (2) years has been, in compliance in all material respects with all applicable Laws relating to the employment, employment practices, employment discrimination, terms and conditions of employment, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws), immigration, meal and rest breaks, pay equity, workers’ compensation, family and medical leave, and occupational safety and health requirements, including those related to wages, hours, collective bargaining and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Authority and are not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing.

(c) To the Knowledge of the Acquiror, no current or former employee or independent contractor of the Acquiror is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, non-solicitation agreement, restrictive covenant or other obligation: (i) owed to the Acquiror; or (ii) owed to any third party with respect to such Person’s right to be employed or engaged by the Acquiror. To the Knowledge of the Acquiror, no current employee of the Acquiror with annualized base compensation at or above $250,000, has given notice to the Acquiror that the employee intends to terminate his or her employment prior to the one year anniversary of the Closing.

(d) The Acquiror has promptly, thoroughly and impartially investigated all sexual harassment, or other unlawful discrimination or unlawful retaliation, complaints made by or against employees of the Acquiror, in each case in connection with their employment with the Acquiror, of which it has been made aware in the past two (2) years. With respect to each such complaint to the extent warranted based on the Acquiror’s investigation, the Acquiror has taken prompt corrective action that is reasonably calculated to prevent further improper action. The Acquiror does not reasonably expect any material liabilities with respect to any such complaints and, to the Knowledge of the Acquiror, there are no such complaints relating to officers, directors, employees, contractors, or agents of the Acquiror relating to their employment with or service to the Acquiror, that, if known to the public, would bring the Acquiror into material disrepute.

(e) Except as would not result in material liability for the Acquiror, in the past two (2) years the Acquiror has fully and timely paid all (i) wages, salaries, wage premiums, commissions, overtime, bonuses, severance and termination payments, fees, and other compensation that has come due and payable to its current or former employees and independent contractors under applicable Laws, Contract or Acquiror policy, and (ii) fines, Taxes, interest, or other penalties for any failure to pay or delinquency in paying such compensation.

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Section 5.19 No Other Representations or Warranties. The representations and warranties made by Acquiror and Merger Sub in this Article V are the exclusive representations and warranties made by Acquiror and Merger Sub in connection with this Agreement and the Transactions. Except for the representations and warranties contained in this Article V, neither Acquiror nor Merger Sub, nor any other Person, has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Acquiror or Merger Sub, to the accuracy or completeness of any information regarding Acquiror or Merger Sub available to the other parties or their respective Representatives and expressly disclaims any such other representations or warranties. The Company acknowledges and agrees that it is not relying on any representation or warranty of Acquiror, Merger Sub or any other Person other than the representations and warranties expressly set forth in this Agreement. Without limiting the foregoing, the Company acknowledges and agrees that neither Acquiror nor Merger Sub nor any other Person makes or has made any representation or warranty with respect to any financial projections, forecasts, estimates, budgets or prospective information, or with respect to any information, materials or analyses (including any management presentations, “data room” materials or diligence materials) made available in connection with the negotiation or consummation of the Transactions. Notwithstanding the foregoing, nothing in this Agreement (including this Section 5.19) shall limit or restrict (i) any liability for fraud with respect to the making of the representations and warranties expressly set forth in this Agreement, or (ii) any rights or obligations arising under applicable federal securities Laws.

Article VI.

COVENANTS OF THE COMPANY

Section 6.01 Financial Statements; Stockholder Approval; Other Actions.

(a) As promptly as reasonably practicable following the date hereof, and in no event later than 75 days from the Closing, the Company shall deliver to Acquiror any audited consolidated balance sheets and the related audited consolidated statements of operations and comprehensive loss, and stockholders’ deficit and cash flows of the Company as of and for a year-to-date period ended as of the end of any other different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal quarter), as applicable that is required to be included in the Proxy Statement or any other filing required by applicable Law. All such financial statements, together with any audited consolidated balance sheet and the related audited consolidated statements of operations and comprehensive loss, and stockholders’ deficit and cash flows of the Company as of and for a year-to-date period ended as of the end of a different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal quarter) that is required to be included in the Proxy Statement or any other filing required by applicable Law (A) will fairly present in all material respects the financial position of the Company as of the date thereof, and the results of its operations, stockholders’ equity and cash flows for the respective periods then ended, (B) will be prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments, none of which is expected to be material), (C) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and contain an unqualified report of the Company’s auditor and (D) will comply in all respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(b) Prior to the execution of this Agreement, the Company shall have obtained the requisite approval of the Company Board and its stockholders, by written consent (the “Company Stockholder Approval”), approving the entry by the Company into this Agreement and the consummation of the Transactions.

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Article VII.

COVENANTS OF ACQUIROR

Section 7.01 Access and Information. From and after the Closing until the Conversion Effective Time (the “Interim Period”), Acquiror will give, and will cause its Representatives to give, the Company, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to appropriate employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to Acquiror, as the Company or its Representatives may reasonably request regarding Acquiror, and its respective business, assets, liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority under the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of Acquiror’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives will conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of Acquiror and Acquiror will not be required to provide information it reasonably determines that it cannot provide as a matter of Law, Contract, or protection of attorney-client or similar privilege. No information or knowledge obtained by the Company in any investigation conducted under the access contemplated by this Section 7.01 will affect or be deemed to modify any representation or warranty of Acquiror set forth in this Agreement or otherwise impair the rights and remedies available to the Company.

Section 7.02 Indemnification and Insurance.

(a) From and after the Effective Time, Acquiror shall indemnify and hold harmless each present and former director or officer of the Company, and each present director or officer of Acquiror, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Acquiror would have been permitted under applicable Law or Acquiror Organizational Documents and indemnification agreements (or Contracts containing similar indemnification provisions) in effect on the date of this Agreement to indemnify such Person (and advance expenses as incurred in defense of any Action to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall, for a period of not less than six years from the Effective Time, (i) maintain provisions in its certificate of incorporation, bylaws, other organization documents and indemnification agreements (or Contracts containing similar indemnification provisions), to the extent applicable, concerning the indemnification and exculpation (and provisions relating to expense advancement) of officers and directors that are no less favorable to those Persons than the provisions of the Acquiror Organizational Documents, and such indemnification agreements (or Contracts containing similar indemnification provisions), to the extent applicable, as of the date of this Agreement and (ii) not amend, repeal, terminate or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) For a period of six years from the Effective Time, Acquiror shall maintain in effect directors’ and officers’ liability insurance covering those Persons referred to in Section 7.02(a) on terms not less favorable than the current terms of Acquiror’s directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to the Company or its agents or Representatives); provided, however, that (i) Acquiror may cause coverage to be extended under Acquiror’s current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time, provided that (A) in no event shall Acquiror be required to expend on the premium thereof in excess of 150% of the aggregate annual premiums currently payable by the Company or Acquiror, as applicable, with respect to such current policy (the “Premium Cap”), and (B) if such minimum coverage under any such “tail” policy is or becomes not available at the Premium Cap, then any such tail policy shall contain the maximum coverage available at the Premium Cap; and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 7.02 shall be continued in respect of such claim until the final disposition thereof.

(c) This Section 7.02 shall survive the consummation of the Merger indefinitely and shall be binding on Acquiror and all successors and assigns of Acquiror. In the event that Acquiror or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror shall ensure that proper provision shall be made so that the successors and assigns of Acquiror shall succeed to the obligations set forth in this Section 7.02. The obligations of Acquiror under this Section 7.02 shall not be terminated or modified in such a manner as to materially and adversely affect any present and former director and officer of the Company or any present director or officer of Acquiror without the consent of the affected Person (it being expressly agreed that the covered directors and officers of the Company and the covered directors and officers of the Acquiror shall be third party beneficiaries of this Section 7.02).

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Section 7.03 Additional Insurance Matters. The Acquiror shall maintain directors’ and officers’ liability insurance (such insurance to be reasonably acceptable to the Company) that shall be effective as of Closing and will cover those Persons who will be the directors and officers of Acquiror and its Subsidiaries (including the officers of the Company) at and after the Closing on terms customary for a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on Nasdaq which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as Acquiror and its Subsidiaries (including the Company).

Section 7.04 Conduct of Business. From the date of this Agreement until the Effective Time, Acquiror shall not take any action the primary purpose of which is to materially delay, impede or prevent the consummation of the Merger or the other Transactions. Nothing in this Agreement shall restrict Acquiror from conducting its business in the ordinary course consistent with past practice or from taking actions required by applicable Law, Nasdaq rules, or its fiduciary duties.

Section 7.05 [Reserved].

Section 7.06 Legacy Sub; Financing Allocations; Share Issuance.

(a) Promptly following the Closing, and in any event no later than fifteen (15) Business Days following the Closing, Acquiror shall cause all of the assets and liabilities of Acquiror existing immediately prior to the Closing to be transferred to a newly established Subsidiary of Acquiror (“Legacy Sub”), the purpose of which shall be to continue the current business and operations of Acquiror as described in the Acquiror SEC Reports (the “Legacy Business”). All Intellectual Property, know-how, and proprietary information used in the Legacy Business shall be transferred to Legacy Sub.

(b) The Acquiror shall use its reasonable best efforts to consummate the PIPE Offering with 100% warrant coverage, in an aggregate amount of up to $20,000,000.00, with a minimum initial closing of $10,000,000.00 to take place no later than the date hereof.

(c) Of the proceeds received from the PIPE Offering, the first $5,000,000 of gross proceeds shall be deposited into one or more accounts designated by Legacy Sub, with the remaining proceeds, after taking into account the payment of Transaction Expenses, to be deposited into an account designated by the Surviving Corporation.

Section 7.07 Nasdaq Listing Application. If required under applicable Nasdaq rules and regulations, prior to the conversion of Acquiror Preferred Stock, Acquiror shall obtain conditional approval of its listing application from Nasdaq in connection with the Transactions, including any required new listing application due to a change in control or Reverse Merger (as defined in Section 341 of the Nasdaq Company Guide). Immediately prior to the conversion of Acquiror Preferred Stock, Acquiror shall satisfy all applicable continuing listing requirements of Nasdaq (or be granted a grace period therefrom), shall not have received any notice of non-compliance, and the Acquiror Common Stock underlying the Merger Consideration, shall have been approved for listing on Nasdaq.

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Article VIII.

joint COVENANTS

Section 8.01 Support of Transaction. Without limiting any covenant contained herein, Acquiror and the Company shall each, and Acquiror shall cause Merger Sub to: (i) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (ii) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of Acquiror, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions, including any required approvals of parties to Material Contracts with the Company as specified in Schedule 8.01, and (iii) take such other action as may reasonably be necessary or as another party may reasonably request to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall Acquiror, Merger Sub or the Company be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company is a party or otherwise in connection with the consummation of the Transactions.

Section 8.02 Preparation of Proxy Statement.

(a) As promptly as reasonably practicable following the date of this Agreement, the Acquiror shall prepare and file with the SEC a proxy statement to be sent to the stockholders of the Acquiror relating to an annual or special meeting of the Acquiror Stockholders in connection with the issuance of Acquiror Common Stock underlying the Acquiror Preferred Stock, including any Acquiror Preferred Stock issued pursuant to the PIPE Offering (the “Proxy Statement”), and the Acquiror shall prepare and file with the SEC all other documents to be filed by the Acquiror with the SEC in connection with the Transactions, the PIPE Offering and the other transactions contemplated hereby as required by the Securities Act or the Exchange Act.

(b) The Acquiror covenants and agrees that the Proxy Statement, including any pro forma financial statements included therein (and the letter to stockholders, notice of meeting and form of proxy included therewith), will not, at the time that the Proxy Statement or any amendment or supplement thereto is filed with the SEC or the Proxy Statement is first mailed to the Acquiror Stockholders and at the time of the Acquiror Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Acquiror shall use commercially reasonable efforts to cause the Proxy Statement to comply with the applicable rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff.

(c) The Acquiror shall use its reasonable best efforts to cause the definitive Proxy Statement to be disseminated to the Acquiror Stockholders as promptly as reasonably practicable after the first to occur of (A) confirmation from the SEC that it has no further comments on the preliminary Proxy Statement, (B) confirmation from the SEC that the preliminary Proxy Statement is otherwise not to be reviewed or (C) expiration of the 10-day period after filing the preliminary Proxy Statement in the event the SEC does not review the Proxy Statement.

Section 8.03 Tax Matters.

(a) Transfer Taxes. Except as otherwise set forth in this Agreement, all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Transactions (“Transfer Taxes”) shall be borne 100% by Acquiror. The Company and Acquiror further agree to reasonably cooperate to reduce or eliminate the amount of any such Transfer Taxes.

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(b) Tax Treatment. (i) Intended Tax Treatment. The parties intend that, for United States federal income tax purposes, (A) the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Section 368 Treatment”), and this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), with each of Acquiror, Merger Sub and the Company being a “party to the reorganization” within the meaning of Treasury Regulations Section 1.368-2(g), or, in the alternative, (B) the Merger and the PIPE Offering shall be treated as an integrated transaction qualifying as a tax-free exchange within the meaning of Section 351(a) of the Code (the “Section 351 Treatment” and, together with the Section 368 Treatment, the “Intended Tax Treatment”). The parties intend the Section 368 Treatment to be the primary characterization of the Transactions for U.S. federal income tax purposes, with the Section 351 Treatment serving as an alternative characterization in the event that the Section 368 Treatment is determined not to apply. The parties shall cooperate to determine, prior to the Closing, which characterization is most supportable based on the facts and applicable Law, and shall report the Transactions consistently with such determination. (ii) Consistent Reporting. The Transactions shall be reported by the parties and their respective Affiliates for all Tax purposes in a manner consistent with the Intended Tax Treatment, and no party shall take any Tax reporting position inconsistent with the Intended Tax Treatment, unless otherwise required by a Tax Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code (or any similar or corresponding provision of applicable Law). Each party shall promptly, and in any event within ten (10) Business Days, notify the other parties in writing upon receipt of any written notice from a Tax Authority that the Intended Tax Treatment is being challenged or that the qualification of the Merger for the Intended Tax Treatment is being questioned. (iii) PIPE Offering Integration. The parties acknowledge that the PIPE Offering and the Merger are part of a single, integrated plan of reorganization and/or exchange. The parties agree to treat the Merger and the PIPE Offering as an integrated transaction for purposes of determining whether the Intended Tax Treatment is achieved. In furtherance of the foregoing: (A) no portion of the PIPE Offering proceeds shall be paid, distributed or otherwise transferred, directly or indirectly, to any holder of Existing Company Common Stock in connection with the Transactions; (B) the warrants issued pursuant to the PIPE Offering shall not be issued to, or for the benefit of, any holder of Existing Company Common Stock; (C) the PIPE investors shall acquire their shares of Acquiror Preferred Stock solely for cash and not in exchange for shares of Existing Company Common Stock; and (D) the parties shall structure and consummate the PIPE Offering and the Merger in a manner intended to satisfy the continuity of interest requirement under Treasury Regulations Section 1.368-1(e) (to the extent the Section 368 Treatment applies) and the control requirement of Section 368(c) of the Code (to the extent the Section 351 Treatment applies as an alternative or backup). (iv) Cooperation. The parties hereto shall, and shall cause their respective controlled Affiliates to, cooperate with each other and their respective counsel and tax advisors to document, support and preserve the Intended Tax Treatment, including by (A) taking all commercially reasonable actions, and refraining from taking any action, that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment, (B) following the Closing, maintaining the continuity of the historic business of the Surviving Corporation or using a significant portion of the assets of the Surviving Corporation in a business, in each case as contemplated by Treasury Regulations Section 1.368-1(d), (C) preserving and maintaining books, records and documentation reasonably necessary or appropriate to support qualification of the Merger for the Intended Tax Treatment, and (D) ensuring that the transfer of assets and liabilities to Legacy Sub pursuant to Section 7.06(a) is structured and effected in a manner that does not adversely affect the qualification of the Merger for the Intended Tax Treatment. (v) Post-Closing Restrictions. Following the Closing, no party hereto shall, and no party shall permit or cause its respective controlled Affiliates to, take any action, or knowingly fail to take any action, which action or failure to act (A) prevents or impedes, or would reasonably be expected to prevent or impede, the Merger from qualifying for the Intended Tax Treatment, (B) would cause a violation of the continuity of interest requirement under Treasury Regulations Section 1.368-1(e), including any plan or intention to reacquire shares of Acquiror stock issued as Merger Consideration or issued to PIPE investors pursuant to the PIPE Offering, in a manner inconsistent with such requirement, (C) would cause the holders of Acquiror stock immediately following the Effective Time to fail to satisfy the control requirement of Section 368(c) of the Code for purposes of Section 351(a), or (D) would otherwise cause the Merger to fail to qualify for the Intended Tax Treatment.

Section 8.04 Confidentiality; Publicity.

(a) Each party agrees that it will, and will cause its respective Affiliates and Representatives to, hold in strict confidence and agrees that it will not, and will cause its respective Affiliates and Representatives not to disclose or use any Confidential Information. If a party is requested or required pursuant to written or oral questions or requests for information or documents in any litigation, Governmental Order, interrogatory, civil investigation, demand or other similar process to disclose any Confidential Information, then such party will notify the other promptly of the request or requirement so that the non-requesting party may seek an appropriate protective order or waive compliance with the provisions of this Section 8.04(a). If, in the absence of a protective order or the receipt of a waiver hereunder, a party is, on the advice of counsel, compelled to disclose any Confidential Information to any Governmental Authority or else stand liable for contempt, then such party may disclose the Confidential Information to the Governmental Authority; provided, however, that such party shall use it’s reasonable best efforts to obtain, at the request of the other, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the non-requesting party shall designate. The foregoing provisions shall not apply to any Confidential Information that is generally available to the public immediately prior to the time of disclosure unless such Confidential Information is so available due to the actions of a party.

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(b) The initial Press Release relating to this Agreement shall be a joint press release, the text of which shall be agreed to by each of Acquiror and the Company (the “Press Release”). Promptly after the issuance of the Press Release, Acquiror shall file a current report on Form 8-K (the “Form 8-K”) with the Press Release and a description of this Agreement as required by applicable Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Company reviewing, commenting upon and approving such Form 8-K in any event no later than the third (3rd) Business Day after the execution of this Agreement). In connection with the preparation of the Press Release, the Form 8-K, or any other report, statement, filing notice or application made by or on behalf of a party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each party shall, upon request by any other party, furnish the parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the Transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a party to any third party and/or any Governmental Authority in connection with the Transactions contemplated hereby. Furthermore, nothing contained in this Section 8.04(b) shall prevent Acquiror or the Company or its respective Affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other party in accordance with this Section 8.04(b).

Section 8.05 Notification of Certain Matters. During the Interim Period, each party will give prompt notice to the other parties if such party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority and Nasdaq) alleging (i) that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; or (d) becomes aware of the commencement or threat, in writing, of any Action against such party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice will constitute an acknowledgement or admission by the party providing the notice regarding whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

Section 8.06 Post-Closing Cooperation. Following the Closing, each party shall, on the request of any other party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the transactions contemplated hereby.

Section 8.07 Company Options.

(a) At the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, will be converted into and become an option to purchase Acquiror Common Stock. All rights with respect to the Company Common Stock under the Company Options assumed by Acquiror will thereupon be converted into rights with respect to Acquiror Common Stock.

(b) Accordingly, from and after the Effective Time: (i) each Company Option assumed by Acquiror may be exercised solely for shares of Acquiror Common Stock; (ii) the number of shares of Acquiror Common Stock subject to each Company Option assumed by Acquiror and the per share exercise price for the Acquiror Common Stock issuable upon exercise of each Company Option assumed by Acquiror will be appropriately adjusted pursuant to the terms of the applicable incentive plans; and (iii) any restriction on the exercise of any Company Option assumed by Acquiror will continue in full force and effect and the term, exercisability, vesting schedule, status as an “incentive stock option” under Section 422 of the Code, if applicable, and other provisions of such Company Option will otherwise remain unchanged; provided, however, that: (1) to the extent provided under the terms of a Company Option, such Company Option assumed by Acquiror in accordance with this Section 8.07(b) will, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split (including the Reverse Stock Split), consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Acquiror Common Stock subsequent to the Effective Time; and (2) Acquiror’s board of directors or a committee thereof will succeed to the authority and responsibility of the Company’s board of directors or any committee thereof with respect to each Company Option assumed by Acquiror.

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(c) Notwithstanding anything to the contrary in this Section 8.07(c), the conversion of each Company Option (regardless of whether such option qualifies as an “incentive stock option” within the meaning of Section 422 of the Code) into an option to purchase shares of Acquiror Common Stock will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that the conversion of a Company Option will not constitute a “modification” of such Company Option for purposes of Section 409A or Section 424 of the Code.

(d) Within twenty (20) Business Days after the Effective Time, Acquiror will deliver to each Person who, immediately prior to the Effective Time, was a holder of a Company Option a document evidencing the foregoing assumption of such option by Acquiror.

Section 8.08 Employment Agreements. As promptly as practicable following the Closing, Acquiror shall cause each of the employees listed on Schedule 8.08 to execute and deliver to Acquiror an employment agreement, in form and substance mutually agreed by the parties. Acquiror shall use commercially reasonable efforts to cause each such employment agreement, upon execution and delivery, to be and remain in full force and effect in accordance with its terms.

Article IX.

CONDITIONS TO MERGER

Section 9.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a) No Injunctions. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stop order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(b) PIPE Offering. The PIPE Offering shall have been consummated or will be consummated concurrently with the Closing or immediately prior to the Closing in accordance with the terms of the Securities Purchase Agreement.

Section 9.02 Additional Conditions to the Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived in writing exclusively by Acquiror and Merger Sub:

(a) Representations and Warranties. The representations and warranties of the Company set forth in Article IV (in each case as qualified and limited by the Company Disclosure Schedules) and in any certificate or other writing delivered by the Company pursuant hereto shall be true and correct (i) as of the date of this Agreement (except in the case of this clause (i), (A) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, and (B) where the failure to be true and correct (without regard to any materiality or Company Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and is not reasonably likely to have, a Company Material Adverse Effect) and (ii) as of the Closing Date as though made on and as of the Closing Date (except in the case of this clause (ii), (A) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (B) for changes expressly provided for in this Agreement, and (C) where the failure to be true and correct (without regard to any materiality or Company Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and is not reasonably likely to have, a Company Material Adverse Effect).

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date.

(c) No Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date of this Agreement and be continuing.

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(d) Officers’ Certificate. Acquiror shall have received an officers’ certificate duly executed by the Chief Executive Officer of the Company to the effect that the conditions of Sections 9.02(a), (b) and (c) have been satisfied.

Section 9.03 Additional Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Acquiror and Merger Sub set forth in Article V (in each case as qualified and limited by the Acquiror Disclosure Schedules) and in any certificate or other writing delivered by Acquiror or Merger Sub pursuant hereto shall be true and correct (i) as of the date of this Agreement (except in the case of this clause (i), (A) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date and (B) where the failure to be true and correct (without regard to any materiality or Acquiror Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and is not reasonably likely to have, a Acquiror Material Adverse Effect) and (ii) as of the Closing Date as though made on and as of the Closing Date (except in the case of this clause (ii), (A) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (B) for changes contemplated by this Agreement and (C) where the failure to be true and correct (without regard to any materiality or Acquiror Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and is not reasonably likely to have, a Acquiror Material Adverse Effect).

(b) Performance of Obligations of Acquiror and Merger Sub. Acquiror and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date.

(c) No Acquiror Material Adverse Effect. No Acquiror Material Adverse Effect shall have occurred since the date of this Agreement and be continuing.

(d) Resignations. The Company shall have received copies of the resignations, effective as of the Effective Time, of each director and officer (for such officers, limited to the offices held by such officers and not to such officer’s employment) of Acquiror and its Subsidiaries as required under this Agreement.

(e) Officers’ Certificate. The Company shall have received an officers’ certificate duly executed by the Chief Executive Officer of Acquiror to the effect that the conditions of Sections 9.03(a), (b), and (c) have been satisfied.

Article X.

MISCELLANEOUS

Section 10.01 Survival of Representations, Warranties and Covenants. Subject to the limitations set forth in this Section 10.01, the Surviving Representations shall survive the Effective Time until the date that is twelve (12) months from the Effective Time (the “Survival Period”), provided, however, that no party will be liable or otherwise required to pay (except in the case of fraud) in respect of the Surviving Representations for claims in excess of $750,000 in the aggregate with respect to all claims. It is express intent of the parties that if Survival Period is shorter or longer than the statute of limitations that would otherwise have been applicable to such claim, then, by contract, the applicable statute of limitations with respect to such claim shall be reduced to the shortened or increased to the extended Survival Period contemplated hereby. Other than the Surviving Representations, none of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than (i) those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time and (ii) notwithstanding any other provision of this Section 10.01 or this Agreement, (A) the covenants and agreements of the parties set forth in Section 8.03 (Tax Matters) shall survive the Closing and shall remain in full force and effect until the later of (x) the expiration of the applicable statute of limitations (including any extensions thereof) with respect to the Tax matters to which such covenants relate and (y) the final resolution of any Tax proceeding with respect to which notice has been given prior to the expiration of such statute of limitations, and (B) the representations and warranties set forth in Sections 4.14 and 5.06, to the extent they relate to or are necessary to support the Intended Tax Treatment, shall survive the Closing and shall remain in full force and effect until the expiration of the applicable statute of limitations (including any extensions thereof).

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Section 10.02 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a) If to Acquiror or Merger Sub to:

Shuttle Pharmaceuticals Holdings, Inc.

401 Professional Drive, Suite 260

Gaithersburg, MD 20879

Attn: Christopher Cooper

E-mail:

with a copy (which shall not constitute notice) to:

Sullivan & Worcester, LLP

1251 Avenue of the Americas, 19th Floor

New York, NY 10020

Attn: Aaron Schleicher

E-mail:

(b) If to the Company to:

United Dogecoin Inc.

1462 Erie Blvd., Suite C101

Schenectady, NY 12005

Attn: Ryan Trasolini

E-mail:

with copies (which shall not constitute notice) to:

Ruskin Moscou Faltischek PC

1425 RXR Plaza

East Tower, 15th Floor

Uniondale, NY 11556

Attn: Stephen E. Fox

E-mail:

or to such other address or addresses as the parties may from time to time designate in writing.

Section 10.03 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 10.03 shall be null and void, ab initio.

Section 10.04 Rights of Third Parties. Except as otherwise provided in Section 7.02 and Section 10.14, this Agreement is exclusively for the benefit of the Company, and its respective successors and permitted assigns, with respect to the obligations of Acquiror and Merger Sub under this Agreement, and for the benefit of Acquiror and Merger Sub, and their respective successors and permitted assigns, with respect to the obligations of the Company under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right.

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Section 10.05 Expenses. Except as otherwise provided herein (including Section 8.03(a) and this Section 10.05), each party hereto shall bear its own Transaction Expenses in connection with this Agreement and the Transactions, including all fees and expenses of legal counsel, investment banks, brokers, finders and other representatives. In addition, except as otherwise provided herein, each party shall be solely responsible for any and all expenses, liability, and obligations arising from or relating to its own operations prior to the Closing, including but not limited to, tax liabilities, payroll, employee benefits, severance, accrued compensation, and any other employment-related liabilities.

Section 10.06 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 10.07 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Uniform Electronic Transactions Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

Section 10.08 Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes.

Section 10.09 Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement) constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth or referenced in this Agreement.

Section 10.10 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement (but not necessarily by the same natural persons who executed this Agreement) and which makes reference to this Agreement. The approval of this Agreement by the equityholders of any of the parties shall not restrict the ability of the board of directors of any of the parties to enter into an amendment to this Agreement pursuant to this Section 10.10.

Section 10.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

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Section 10.12 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in any state or federal court located in the State of New York, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 10.12. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION 10.12.

Section 10.13 Enforcement. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.13 shall not be required to provide any bond or other security in connection with any such injunction.

Section 10.14 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (a) no past, present or future director, manager, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or Representative or Affiliate of any named party to this Agreement and (b) no past, present or future director, manager, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or Representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

Section 10.15 Acknowledgements. Each of the parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (a) it has conducted its own independent investigation of the other party and its business, assets, liabilities and operations and has been afforded access it deems adequate for such purpose; (b) the representations and warranties of the Company expressly set forth in Article IV (the “Company Representations”) constitute the sole and exclusive representations and warranties of the Company in connection with the Transactions, and the representations and warranties of Acquiror and Merger Sub expressly set forth in Article V (the “Acquiror and Merger Sub Representations”) constitute the sole and exclusive representations and warranties of Acquiror and Merger Sub in connection with the Transactions; (c) except for the Company Representations and the Acquiror and Merger Sub Representations, none of the parties hereto or any other Person makes or has made any other express or implied representation or warranty with respect to any party or the Transactions; and (d) each party is relying solely on the representations and warranties expressly set forth in this Agreement in entering into this Agreement and consummating the Transactions. Notwithstanding the foregoing, nothing in this Section 10.15 (or elsewhere in this Agreement) shall limit or restrict (i) any liability for Fraud with respect to the making of the representations and warranties expressly set forth in this Agreement, or (ii) any rights or obligations arising under applicable federal securities Laws.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, Acquiror, Merger Sub, and the Company have caused this Agreement to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

SHUTTLE PHARMACEUTICALS HOLDINGS, INC.

By:	/s/ Christopher Cooper
Name:	Christopher Cooper
Title:	Interim Chief Executive Officer

SHUTTLE MERGER SUB, INC.

By:	/s/ Christopher Cooper
Name:	Christopher Cooper
Title:	Interim Chief Executive Officer

United Dogecoin Inc.

By:	/s/ Ryan Trasolini
Name:	Ryan Trasolini
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

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